EXHIBIT 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FLOWERS FOODS, INC.,
PEACHTREE ACQUISITION CO., LLC,
HOLSUM BAKERY, INC.,
LLOYD EDWARD EISELE, JR., AND
THE LLOYD EDWARD EISELE, JR. REVOCABLE TRUST
Dated as of June 23, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
Section 12.16 Counterparts	72

Section 12.17 Pronouns	72

Section 12.18 Time of Essence	72

-iv-

Exhibits

Exhibit A	Articles of Merger
Exhibit B	Escrow Agreement
Exhibit C	Shareholder Acknowledgement, Consent and Power of Attorney
Exhibit D	Investment Letter of Shareholders
Exhibit E	Employment Agreement
Exhibit F	Services Agreement
Exhibit G	Fast Food Services Purchase Agreement
Exhibit H	Opinion of Snell & Wilmer L.L.P.
Exhibit I	Opinion of Jones Day

Schedules

Schedule 1.1(a)	Holsum Obligations
Schedule 1.1(b)	Stock Purchase Agreements
Schedule 2.2(a)	Illustration of Merger Consideration
Schedule 2.2(b)	Allocation of Merger Consideration
Schedule 2.7	Condensed Balance Sheet
Schedule 3.3	No Conflicts; Consents
Schedule 3.4	Subsidiaries
Schedule 3.5	Treasury Stock
Schedule 3.7(a)	Financial Statements
Schedule 3.7(b)	Undisclosed Liabilities
Schedule 3.8	Tax Matters
Schedule 3.9(a)(i)	All Fixed Assets Owned
Schedule 3.9(a)(ii)	All Leases of Machinery and Equipment
Schedule 3.9(a)(v)	Rights of Purchase
Schedule 3.9(b)(i)	Owned Real Property; Existing Title Encumbrances
Schedule 3.9(b)(ii)	Leased Real Property
Schedule 3.9(b)(x)	Title Policies
Schedule 3.9(c)	Water and Irrigation Rights
Schedule 3.10	Accounts Receivable and Notes Receivable
Schedule 3.11	Absence of Changes
Schedule 3.12	Litigation
Schedule 3.13(a)	Compliance with Law
Schedule 3.14	Contracts
Schedule 3.14(a)	Confidential Contracts
Schedule 3.15(a)	Licensed Trademarks
Schedule 3.15(b)	Federally Registered Trademarks
Schedule 3.15(c)	Active State Registrations
Schedule 3.15(d)	Inactive State Registrations
Schedule 3.15(e)	Domain Names

-vi-

Schedule 3.15(f)	Contemplated Patents
Schedule 3.15(g)	Owned Software
Schedule 3.15(h)	Licensed Software
Schedule 3.15(i)	Licensed Packaging Designs
Schedule 3.15(j)	Registered Copyrights
Schedule 3.15(k)	Owned Packaging Designs
Schedule 3.15(l)	Common Law Trademarks
Schedule 3.15(m)	Resolved Infringement Claims
Schedule 3.16	Labor Matters
Schedule 3.17	Benefit Plans
Schedule 3.18	Customers
Schedule 3.19	Suppliers
Schedule 3.20	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.22	Licenses; Permits
Schedule 3.23	Sufficiency of Assets
Schedule 3.24	Brokers; Expenses
Schedule 3.25	Universal Product Codes
Schedule 3.26(a)	Holsum Holdings Assets
Schedule 3.26(g)	Holsum Holdings Liens
Schedule 3.27(f)	Ownership of Fast Food Services
Schedule 3.27(g)	Fast Food Services Orders
Schedule 3.27(h)	Fast Food Financial Statements
Schedule 3.27(j)(i)	Owned Fast Food Fixed Assets
Schedule 3.27(j)(ii)	Leased Fast Food Fixed Assets
Schedule 5.5	Purchaser SEC Documents
Schedule 6.1	Conduct of the Business
Schedule 6.3	Distribution or Transfer of Certain Other Assets
Schedule 6.4(h)	Retention Bonus
Schedule 7.8	Acquired Company Indebtedness
Schedule 7.26	Antiquities
Schedule 8.2(d)	Consent, Approvals and Waivers

vii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, made this 23rd day of June, 2008, by and among FLOWERS FOODS, INC., a Georgia corporation (the “Purchaser”); PEACHTREE ACQUISITION CO., LLC, an Arizona limited liability company (the “Merger Sub”); HOLSUM BAKERY, INC., an Arizona corporation (the “Acquired Company”); LLOYD EDWARD EISELE, JR. (“LEE”) and THE LLOYD EDWARD EISELE, JR. REVOCABLE TRUST (the “Eisele Trust” and collectively with LEE, “Eisele”);
RECITALS:
     WHEREAS, the Shareholders own all of the outstanding capital stock of the Acquired Company; and
     WHEREAS, immediately prior to the Closing, the Acquired Company will acquire all of the outstanding capital stock of Fast Food Services, Inc. (“Fast Food Services”) pursuant to the Fast Food Purchase Agreement (as defined herein), which will result in Fast Food Services being a wholly-owned subsidiary of the Acquired Company; and
     WHEREAS, immediately prior to the Closing, the Shareholders will contribute all of the outstanding capital stock of the Acquired Company to Holsum Holdings, Inc., an Arizona corporation (“Holsum Holdings”), which will result in the Acquired Company being a wholly-owned subsidiary of Holsum Holdings and with respect to which an election to treat the Acquired Company as a “Qualified Subchapter S Subsidiary” within the meaning of Section 1361(b)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) will be made, in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code; and
     WHEREAS, the parties hereto desire to enter into this Agreement and Plan of Merger pursuant to which Purchaser will acquire all of the issued and outstanding shares of capital stock of the Acquired Company pursuant to a merger of Holsum Holdings with and into the Merger Sub, a wholly-owned subsidiary of Purchaser, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, upon the effective date of the merger of Holsum Holdings with and into the Merger Sub, all of the outstanding shares of common stock of Holsum Holdings issued and outstanding immediately prior thereto will be exchanged for shares of common stock of Purchaser and certain other consideration described herein; and
     WHEREAS, the parties contemplate that the merger of Holsum Holdings into Merger Sub shall constitute a reorganization within the meaning of Section 368(a) of the Code, followed by a deemed drop of the assets of the Acquired Company to a newly formed corporation for federal income tax purposes under Section 368(a)(2)(C), and the Agreement and Plan of Merger is adopted as a plan of reorganization for Holsum Holdings within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a);

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used herein, the following terms shall have the following meanings unless the context otherwise requires:
     “ACC” has the meaning set forth in Section 2.1(c).
     “Accountants” has the meaning set forth in Section 2.7(b).
     “Acquired Company” has the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.
     “Agreement” means this Agreement and Plan of Merger.
     “Ancillary Agreements” means the Escrow Agreement, the Employment Agreement, the Services Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser, Merger Sub, the Acquired Company, any of the Shareholders, or LEE in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used; provided, that the term Ancillary Agreements will not include the Shareholders’ Escrow or any other agreement solely among the Shareholders, or the Shareholders and any former Shareholders, of the Acquired Company.
     “Articles” has the meaning set forth in Section 3.1.
     “Articles of Merger” has the meaning set forth in Section 2.1(c).
     “Audit Matter” has the meaning set forth in Section 8.2(g).
     “Average Price” means the average closing price of Purchaser Stock on the New York Stock Exchange for the twenty (20) consecutive trading day period ending two trading days prior to the Closing.
     “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
     “Benefit Plans” has the meaning set forth in Section 3.17(a).

     “Business” means all of the businesses conducted by the Acquired Company, including, without limitation, the manufacture, sale and distribution of baked goods, breads and bread-type rolls, excluding the Tolleson Business.
     “Bylaws” has the meaning set forth in Section 3.1.
     “Cap” has the meaning set forth in Section 10.4(b).
     “Cash Consideration” has the meaning set forth in Section 2.2(a)(i).
     “CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601, et seq.).
     “Claims Notice” has the meaning set forth in Section 10.3(a).
     “Closing” has the meaning set forth in Section 9.1.
     “Closing Date” has the meaning set forth in Section 9.1.
     “Closing Date Working Capital” has the meaning set forth in Section 2.7(a).
     “Code” has the meaning set forth in the third Recital of this Agreement.
     “COI Requirements” has the meaning set forth in Section 2.2(f).
     “Company Stock” means the common stock, no par value, of Holsum Holdings.
     “Confidential Contracts” has the meaning set forth in Section 8.2(h).
     “Continuing Employee” has the meaning set forth in Section 6.4(d).
     “Contracts” means all contracts, agreements and other instruments to which the Acquired Company or Fast Food Services is a party (other than (i) purchase orders in the Ordinary Course of Business and (ii) easements related to Real Property that do not materially interfere with the present use of such property), including any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Acquired Company or Fast Food Services is a party or to which any of the assets of the Acquired Company or Fast Food Services are bound (a) governing the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Acquired Company or Fast Food Services (including any such Contract under which the Acquired Company or Fast Food Services has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Acquired Company or Fast Food Services to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any directors, officers, employees, or shareholders of the Acquired Company or Fast Food Services or Affiliates of any of the Shareholders; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including but not limited to computer hardware or software or other property or services); (g) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Acquired Company or Fast Food Services; (h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving any distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Acquired Company or Fast Food Services at will or by giving notice of 30 days or less, without liability to the Acquired Company or Fast Food Services; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services, including service agreements under which the Acquired Company or Fast Food Services is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed-care plan or other similar Person; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; or (n) any other material contract or agreement; provided, however, that for purposes of sections (a), (d), (f), (h), (i), (l), (m) and (n) contained herein, the term “Contract” shall not include any such contracts, agreements or other instruments involving less than $50,000 over a twelve (12) month period.
     “CPR” has the meaning set forth in Section 12.11 of this Agreement.
     “Determination Date” has the meaning set forth in Section 2.7(b).
     “DOJ” has the meaning set forth in Section 7.3.
     “DWR” has the meaning set forth in Section 3.9(c).
     “Effective Time” has the meaning set forth in Section 2.1(c).
     “Eisele” has the meaning set forth in the first paragraph of this Agreement.
     “Eisele Trust” has the meaning set forth in the first paragraph of this Agreement.
     “Employment Agreement” has the meaning set forth in Section 7.13.
     “Environmental Laws” means any and all Laws, Permits or agreements entered into, issued, or promulgated by any Governmental Authority, relating to the protection of the environment or human health, preservation or reclamation of natural resources, or to the management or any Release of Hazardous Materials, including CERCLA, the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq. ), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq. ), the Toxic Substances Control Act of 1976 (15 U.S.C. § 2601 et seq.), the United States Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001, et seq.), the United States Safe Drinking Water Act of 1974 (42 U.S.C. § 300f et seq.), the United States Hazardous Materials Transportation Act (49 U.S.C. § 180 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.) and any similar Law, and all amendments thereto or regulations promulgated thereunder effective as of the date of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any current or former member of a commonly controlled group of trades or businesses (as defined in Section 4000(b)(1) of ERISA), including the Acquired Company.
     “ERISA Plan” has the meaning set forth in Section 3.17(a).
     “Escrow Agreement” has the meaning set forth in Section 2.2(c).
     “Escrow Fund” means the amount of $15,000,000 of the Merger Consideration, which on the Closing Date is put into escrow pursuant to the Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exhibits” means the exhibits attached hereto.
     “Executive Savings Plan” has the meaning set forth in Section 6.4(b).
     “Expiration Date” has the meaning set forth in Section 10.4(a).
     “Fast Food Financial Statement Date” means December 29, 2007.
     “Fast Food Financial Statements” has the meaning set forth in Section 3.27(h).
     “Fast Food Purchase Agreement” has the meaning set forth in Section 7.23.
     “Fast Food Services” has the meaning set forth in the second Recital of this Agreement.
     “Fast Food Services Articles” has the meaning set forth in Section 3.27(a).
     “Fast Food Services Bylaws” has the meaning set forth in Section 3.27(a).
     “Fast Food Stock” has the meaning set forth in Section 3.27(e).
     “Filed Purchaser SEC Documents” has the meaning set forth in Section 5.5.
     “Final Working Capital Amount” has the meaning set forth in Section 2.7(b).
     “Financial Statement Date” means April 19, 2008.
     “Financial Statements” means the (i) audited balance sheets, statements of operations, and stockholders equity and statements of cash flows of the Acquired Company for the years ended December 29, 2007, December 30, 2006, and December 31, 2005 and (ii) the unaudited balance sheet, income statement and statement of operating profit (loss) for the period ended April 19, 2008, respectively, as set forth on Schedule 3.7(a).
     “FDCA” has the meaning set forth in Section 3.28.
     “FTC” has the meaning set forth in Section 7.3.

     “GAAP” means generally accepted accounting principles in the United States.
     “Gila River System Adjudication” has the meaning set forth in Section 3.9(c).
     “Governmental Authority” means any national, sovereign, federal, state, local or foreign government or any political subdivision thereof or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether domestic or foreign.
     “Hazardous Material” means any pollutant, contaminant or waste, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, chemical, material, constituent or any substance waste or material having any constituent elements displaying the foregoing characteristics, or regulated under any Environmental Law and including without limitation, asbestos, polychlorinated biphenyls, petroleum, its derivatives, byproducts and other hydrocarbons.
     “Holsum Holdings” has the meaning set forth in the third Recital of this Agreement.
     “Holsum Holdings Articles” has the meaning set forth in Section 3.26(b).
     “Holsum Holdings Bylaws” has the meaning set forth in Section 3.26(b).
     “Holsum Obligations” means an amount equal to the sum of, without duplication, (i) those items of the outstanding Indebtedness of the Acquired Company set forth on Schedule 1.1(a) as of the Closing Date, (ii) the amounts owed pursuant to the Holsum Special Obligations and (iii) the amount owed by the Acquired Company as of the Closing Date to a former shareholder of the Acquired Company in connection with the stock purchase agreement set forth on Schedule 1.1(b). Schedule 1.1(a) contains the list of obligations that will constitute the Holsum Obligations, including the obligations listed in clause (ii) and (iii) above, and the amount thereof estimated as of the date of execution of this Agreement. Not later than three days prior to the Closing Date, the Representative shall provide to Purchaser an updated final Schedule 1.1(a) containing the final amounts as of the Closing Date of all such obligations.
     “Holsum Special Obligations” means the Acquired Company’s Executive Savings Plan, SAR Plan, and Senior Executive Equity Participation Plan as of the Closing Date.
     “Holsum Special Obligations Tax Benefit Amount” means an amount equal to 37.2% of the amounts owed under the Holsum Special Obligations as of the Closing Date as described on Schedule 1.1(a) as of the Closing Date.
     “Holsum Stock” has the meaning set forth in Section 3.5.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
     “Improvements” means, collectively, any and all buildings, fixtures and other improvements located on the Owned Real Property.

     “Indebtedness” means, at any date, without duplication of amounts and without regard to whether matured or unmatured, absolute or contingent: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) all obligations to pay the deferred purchase price of assets or services excluding trade accounts payable arising in and accrued expenses incurred in the Ordinary Course of Business; (d) the capitalized amounts of obligations under capital leases; (e) all obligations to reimburse or prepay any Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument in support of Indebtedness, whether drawn or undrawn; (f) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); and (g) all obligations of others of the type specified in (a) through (f) above which are guaranteed by the Acquired Company.
     “Indemnified Party” has the meaning set forth in Section 10.3(a).
     “Indemnifying Party” has the meaning set forth in Section 10.3(a).
     “Intellectual Property” has the meaning set forth in Section 3.15(a).
     “Invention” has the meaning set forth in Section 3.15(a).
     “Investment Letter” has the meaning set forth in Section 4.1.
     “Knowledge of the Acquired Company” means the actual knowledge of Lloyd Edward Eisele, Jr., Frank Coffey, Hugh Coker, Mike Mayefske, Hank Richards, and Andrea Fiacco with respect to the Acquired Company, Holsum Holdings, and Fast Food Services.
     “Law” means any common law and any international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, Orders, and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.
     “Leased Real Property” has the meaning set forth in Section 3.9(b)(ii).
     “LEE” has the meaning set forth in the first paragraph of this Agreement.
     “Liability Claim” has the meaning set forth in Section 10.3(a).
     “Lien” means any pledge, lien, claim, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.
     “Litigation Conditions” has the meaning set forth in Section 10.3(b).
     “Loan Agreement Amounts” means the amounts due as of the Closing, as set forth on of Schedule 1.1(a), under (i) the Amended and Restated Business Loan Agreement, as amended by the Acquired Company and Bank of America, dated as of November 4, 2005 and all amendments thereto and (ii) the Bank of America Interest Rate Swap Letter Agreement, dated October 5, 2006.

     “Loss” means any liability, claim, judgment, damage, award, loss, penalty, fine, cost, settlement, obligation or Tax, including court costs and reasonable attorneys’ fees and expenses.
     “Material Adverse Effect” means a material adverse effect on the assets, business, operations, results of operations or condition (financial or otherwise) of the Acquired Company and Fast Food Services, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (i) any effect or result of the Acquired Company’s compliance with the terms and conditions of this Agreement, (ii) any effect or result of the execution or announcement of this Agreement or the transactions contemplated hereby (provided that such announcement is made in accordance with the provisions hereof), including actions by customers or competitors, loss of personnel, suppliers or customers or other disruption of business relationships, (iii) any effect or result of compliance with the terms of, or taking of any action required by, this Agreement, (iv) any effect or result of conditions affecting the industry in which the Acquired Company participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Acquired Company operates, (v) any effect or result of any change in accounting requirements or principles or any change in applicable Laws, or (vi) any effect or result of acts of terrorism or military action or the threat thereof.
     “Measurement Date Price” means the average closing price of Purchaser Stock on the New York Stock Exchange for the twenty (20) consecutive trading day period ending two trading days prior to the Payment Adjustment Anniversary.
     “Merger” has the meaning set forth in Section 2.1(b).
     “Merger Consideration” has the meaning set forth in Section 2.2(a)(ii).
     “Merger Sub” has the meaning set forth in the first paragraph of this Agreement.
     “Minimum Percentage” has the meaning set forth in Section 2.2(f).
     “Minimum Price” has the meaning set forth in Section 2.2(a)(ii).
     “1933 Act” means the Securities Act of 1933, as amended.
     “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
     “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom.
     “Outside Date” has the meaning set forth in Section 9.1.
     “Owned Real Property” has the meaning set forth in Section 3.9(b)(i).
     “Payment Adjustment Amount” has the meaning set forth in Section 2.8.

     “Payment Adjustment Anniversary” has the meaning set forth in Section 2.8.
     “Permitted Liens” means (a) Liens for current Taxes not yet due and payable, (b) any materialmen’s, mechanics, workmen’s, repairmen’s, contractor’s, warehousemen’s, carrier’s, supplier’s, vendor’s, or similar Liens if payment is not yet due on the underlying obligation, or as may be contested in good faith so long as such Lien would not reasonably be expected to have a Material Adverse Effect, (c) Liens in respect of Indebtedness and other obligations identified on the Financial Statements, (d)  the rights of lessors and lessees under leases, and the rights of third parties under any Contract or other agreement executed in the Ordinary Course of Business, (e) the rights of licensors and licensees under licenses executed in the Ordinary Course of Business, (f) restrictions on transfer with respect to which consents or waivers are either not required or are obtained for transactions contemplated by this Agreement, and (g) all matters of record, easements, claims of easement and other imperfections of title and encumbrances that do not materially interfere with the present use of such property (real or personal) or assets of the Business.
     “Permits” means all material licenses, authorizations, registrations, certificates, franchises, approvals, and permits issued by any Governmental Authority.
     “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
     “Pre-Closing Taxes” means any (i) Taxes imposed on the Acquired Company with respect to taxable periods ending on or before the Closing Date (whether imposed by law, Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes that was entered into prior to the Closing Date, or otherwise), (ii) with respect to any taxable period that begins on or before, and ends after, the Closing Date (a “Straddle Period”), Taxes relating to the portion of the taxable year or period ending on the date of Closing as determined pursuant to Section 7.24 and (iii) Taxes that are attributable to the Acquired Company or any member (other than the Acquired Company) of an affiliated, consolidated, combined or unitary Tax group of which the Acquired Company is or was a member prior to the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of the Acquired Company being included in any such Tax group.
     “Primary Cash Consideration” has the meaning set forth in Section 2.2(a)(i).
     “Purchaser” has the meaning set forth in the first paragraph of this Agreement.
     “Purchaser Indemnified Parties” has the meaning set forth in Section 10.1(a).
     “Purchaser Material Adverse Effect” means a material adverse effect on the assets, business, operations, results of operations or condition (financial or otherwise) of the Purchaser or Merger Sub; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Purchaser Material Adverse Effect: (i) any effect or result of the Purchaser or Merger Sub’s compliance with the terms and conditions of this Agreement, (ii) any effect or result of the execution or announcement of this Agreement or the transactions contemplated hereby (provided that such announcement is made in accordance with the provisions hereof), including actions by customers or competitors, loss of personnel, suppliers or customers or other disruption of business relationships, (iii) any effect or result of compliance with the terms of, or taking any action required by, this Agreement, (iv) any effect or result of conditions affecting the industry in which Purchaser or Merger Sub participates, the U.S. economy as a whole or the capital markets in general, in the financial or securities markets or the markets in which the Purchaser or Merger Sub operates, (v) any effect or result of any change in accounting requirements or principles or any change in applicable Laws, (vi) any effect or result of acts of terrorism or military action or the threat thereof, or (vii) a change in the trading prices of Purchaser’s equity securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in, or contributed to, a Purchaser Material Adverse Effect unless otherwise provided in this definition.
     “Purchaser Stock” means the common stock, par value $.01 per share, of the Purchaser.
     “Purchaser SEC Documents” has the meaning set forth in Section 5.5.
     “Real Property” means the Owned Real Property and the Leased Real Property, collectively.
     “Reduction Amount” has the meaning set forth in Section 2.2(a)(ii).
     “Release” has the meaning ascribed to such term in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)) and shall also include any comparable foreign Law or provision thereof.
     “Representative” shall mean LEE or any other Person selected as a successor thereto.
     “SAR Interest Rate” means 4% per annum, which shall be expressed as a decimal (.04) in calculating the SAR Plan Interest Benefit Amount.
     “SAR Plan” has the meaning set forth in Section 6.4(a).
     “SAR Plan Balance” means the amount owed pursuant to the SAR Plan at Closing, less the Holsum Special Obligations Tax Benefit Amount.
     “SAR Plan Interest Benefit Amount” means an amount determined by the following formula:
     SAR Plan Balance (SAR Interest Rate)(.25) + (.75) SAR Plan Balance (SAR Interest Rate)(.75)
     “Schedules” mean the disclosure schedules prepared by the Acquired Company and Eisele and delivered to Purchaser and Merger Sub simultaneously with the execution of this Agreement.
     “S Corporation Earnings Distribution Notes” has the meaning set forth in Section 7.20.
     “SEC” means the Securities and Exchange Commission.
     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.

     “Services Agreement” has the meaning set forth in Section 7.15.
     “Shareholders” means the Eisele Trust, Hugh Coker, William B. Lucas, James N. Kwan, Dennis E. Shelton and Russ T. Kort, who constitute all of the shareholders of the Acquired Company and, as of the Closing, will constitute all of the shareholders of Holsum Holdings, as specified on Schedule 2.2(b).
     “Shareholders’ Escrow” has the meaning set forth in Section 2.2(c).
     “Single-Day Trading Price” means the average of the opening and closing price of Purchaser Stock on the New York Stock Exchange for the day immediately prior to the Closing.
     “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and all related documentations, including, without limitation, user manuals.
     “SOX” means the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations thereunder.
     “Special Cash Consideration” has the meaning set forth in Section 2.2(a)(ii).
     “Stock Consideration” has the meaning set forth in Section 2.2(a)(ii).
     “Stock Purchase Agreements” means the Stock Purchase Agreements listed in Schedule 1.1(b).
     “Surviving Entity” has the meaning set forth in Section 2.1(b).
     “Target Price” means the Average Price plus an amount determined by dividing $5,000,000 by the number of shares of Purchaser Stock issued to the Shareholders as Stock Consideration.
     “Target Working Capital” means any amount not less than $250,000 (the “Lower Range”) and not more than $750,000 (the “Upper Range”).
     “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, consumption, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person.

     “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.
     “Threshold Amount” has the meaning set forth in Section 10.4(b).
     “Title Policies” has the meaning set forth in Section 3.9(b)(x).
     “Tolleson Business” means the frozen dough line and related assets owned and/or leased and operated by Southwest Baking Company, LLC at a location adjacent to the Acquired Company’s Tolleson property.
     “Total Cash Consideration” means the Cash Consideration plus $5,000,000.
     “Total Merger Consideration” means the Merger Consideration plus $5,000,000.
     “Water Rights” has the meaning set forth in Section 3.9(c).
     “Working Capital” means the difference between the current assets and current liabilities of the Acquired Company, calculated in accordance with Schedule 2.7, and GAAP consistently applied; provided, however, that such calculation shall not include any current liabilities associated with Holsum Obligations or any liabilities associated with the S Corporation Earnings Distribution Notes.
ARTICLE II
THE MERGER
     Section 2.1 Capitalization of Holsum Holdings; Agreement to Merge.
          (a) Capitalization of Holsum Holdings. Immediately prior to the Closing, the Shareholders will contribute all of the outstanding capital stock of the Acquired Company to Holsum Holdings in exchange for capital stock of Holsum Holdings, with the Shareholders acquiring the same number of shares of Holsum Holdings as they owned in the Acquired Company, which will result in the Acquired Company being a wholly-owned subsidiary of Holsum Holdings.
          (b) Merger. Subject to the terms and conditions set forth in this Agreement and in accordance with the applicable laws of the State of Arizona, the parties to this Agreement agree to effect the merger of Holsum Holdings with and into the Merger Sub (the “Merger”), with the Merger Sub as the surviving entity in the Merger (the “Surviving Entity”), which will result in the Acquired Company being a wholly-owned subsidiary of the Surviving Entity and Fast Food Services being a second tier wholly-owned subsidiary of the Surviving Entity.
          (c) Effective Time. Subject to the provisions of this Agreement, the parties will cause the Merger to be consummated by filing articles of merger in substantially the form of Exhibit A (the “Articles of Merger”) with the Arizona Corporation Commission, executed in accordance with the relevant provisions of the Arizona Corporation Code (“ACC”) and the

Arizona Limited Liability Company Act on the Closing Date. The Merger will become effective upon such filing or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).
          (d) Effects of the Merger. The Merger will have the effects set forth in the ACC and the Arizona Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Holsum Holdings and Merger Sub will vest in the Surviving Entity, and all debts, liabilities and duties of Holsum Holdings and Merger Sub will become the debts, liabilities and duties of the Surviving Entity.
          (e) Reporting of Merger. Each of the Parties shall, and shall cause their respective Affiliates to, report the Merger for all Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and shall take all actions consistent with the treatment of the Merger.
     Section 2.2 Merger Consideration.
          (a) Calculation of Merger Consideration. At the Effective Time, all of the shares of Company Stock then issued and outstanding shall cease to exist and automatically be converted into the right to receive, without duplication:
               (i) an amount of cash equal to (1) (A) $145,000,000 (i) less the Holsum Obligations, (ii) plus the Holsum Special Obligations Tax Benefit Amount, (iii) plus the SAR Plan Interest Benefit Amount, multiplied by (B) 0.5 (the “Primary Cash Consideration”) plus (2) the Special Cash Consideration, if applicable, minus (3) $1,500,000 (collectively, the “Cash Consideration”); and
               (ii) the number of shares of Purchaser Stock equal to the Primary Cash Consideration divided by the Average Price; provided, however, if the Average Price is less than $21.00 per share (the “Minimum Price”), then the Shareholders shall be entitled to receive the number of shares of Purchaser Stock equal to the Primary Cash Consideration divided by the Minimum Price plus an amount in cash (the “Special Cash Consideration”) derived from the following formula:

Primary Cash Consideration	–	{ Primary Cash Consideration X Average Price }
Minimum Price
               (iii) Subject to Section 2.2(f), if, prior to the Closing, the Representative notifies the Purchaser that, in the judgment of Representative’s tax advisors, the amount of the Special Cash Consideration would jeopardize the tax free nature of the Merger, the amount of the Special Cash Consideration will be reduced by an amount as agreed upon by the Purchaser and the Representative after consultation with their respective tax advisors to preserve the tax free nature of the Merger (the “Reduction Amount”). The shares of Purchaser Stock into which the shares of Company Stock are converted pursuant to this Section 2.2(a) are referred to in this Agreement as the “Stock Consideration” and, collectively with the Cash Consideration, are referred to in this Agreement as the “Merger Consideration.” Schedule 2.2(a) illustrates the operation of this Section 2.2(a).
          (b) The Merger Consideration shall be allocated among the Shareholders in the manner set forth in Schedule 2.2(b); provided that the Cash Consideration payable to each Shareholder other than the Eisele Trust will first be allocated to the repayment of the promissory note payable by such Shareholder to the Eisele Trust, as provided in Schedule 2.2(b), which amounts shall be updated as of the Closing, and paid to the Eisele Trust. All treasury shares of Holsum Holdings, if any, shall be cancelled and cease to exist as of the Effective Time. At the Effective Time, all outstanding membership interests of the Merger Sub shall remain outstanding and be unaffected by the transactions described herein.
          (c) Escrow. The parties hereto agree to enter at the Closing into an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”). The Purchaser shall deliver Cash Consideration otherwise to be delivered to the Shareholders pursuant to this Agreement, with such Cash Consideration to be withheld from the Cash Consideration to be received by each Shareholder in the proportion set forth on Schedule 2.2(b), for use only to the extent the Purchaser or Merger Sub are entitled to a distribution of all or a portion of the Escrow Fund in accordance with this Agreement and the Escrow Agreement. If requested by Representative, an additional portion of the Cash Consideration will be delivered into a separate escrow that may be established by the Shareholders (the “Shareholders’ Escrow”) for the funding among the Shareholders of any other amounts payable under this Agreement. Prior to the Closing, the Representative will advise the Purchaser as to the amount of Cash Consideration to be funded into the Shareholders’ Escrow and the amount thereof to be attributable to, and withheld from Cash Consideration otherwise payable to, each Shareholder.
          (d) No certificates or script representing fractional shares of Purchaser Stock shall be issued in connection with the transactions contemplated herein, and no dividend, stock split, or other distribution of the Purchaser shall relate to any such fractional share interest, and no such fractional share interest shall entitle the holder thereof to vote or to any other rights of a shareholder of the Purchaser. In lieu of any such fractional share, the Shareholders shall be entitled to receive a cash payment therefor, without interest, at the pro rata amount based on the Average Price.
          (e) With respect to each of the Holsum Special Obligations, the Purchaser intends to claim a Federal income Tax deduction in the first appropriate tax year on account of the payment of such liability. If subsequently any portion of the Federal income Tax deduction is disallowed, each Shareholder, with respect to each share of Company Stock held by such Shareholder at the Effective Time, shall, within sixty (60) days from the date that the determination to disallow the deduction has become final, return to the Purchaser an amount equal to the amount of the disallowed deduction times 37.2% divided by the total number of shares of Company Stock issued and outstanding at the Effective Time, provided, that the Representative shall have the right to have his advisors participate in any Federal income Tax audit where the deductibility of such items is an issue and to approve any settlement relating to the deductibility of such item, provided further that such approval shall not be unreasonably withheld, conditioned, or delayed.

          (f) The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code and to comply with the “continuity of shareholder interest” requirements (the “COI Requirements”) applicable to such Code section. Consequently, in an effort to comply with the COI Requirements, notwithstanding anything to the contrary herein, the Total Cash Consideration shall not exceed 58% (the “Minimum Percentage”) of the Total Merger Consideration; provided, however, that solely for the purpose of this calculation, if the Single-Day Trading Price for the shares of Purchaser Stock is lower than the Average Price, then the Single-Day Trading Price shall be used, provided, further, that (A) the Representative may increase the Minimum Percentage to above 58% as reasonably determined by the Representative after consultation with his tax advisors and the Purchaser’s tax advisors; and (B) if the Single-Day Trading Price is below the Minimum Price and the Minimum Percentage is exceeded, the parties shall negotiate in good faith to determine the portion of the Merger Consideration that will be paid in stock and that if the parties cannot reach agreement as to the number of shares of Purchaser Stock to be issued that, in the reasonable determination of the Representative, will satisfy the COI Requirements, then the Representative and the Purchaser shall have the right to terminate this Agreement. For the sake of clarity, any shares of Purchaser Stock issued at Closing (including any additional shares issued for the purpose of meeting the COI Requirements) shall, for all purposes of this Agreement other than for the purpose of determining whether the Total Cash Consideration is no greater than 58% of the Total Merger Consideration, be valued at the Average Price.
     Section 2.3 Appointment of Representative. At or prior to the Closing, the Acquired Company and the Shareholders shall deliver to the Purchaser and the Merger Sub a Shareholder Acknowledgment, Consent and Power of Attorney substantially in the form attached as Exhibit C executed by each of the Shareholders, pursuant to which the Representative shall be given an irrevocable power of attorney to act exclusively on behalf of such Shareholders with regard to any matters contemplated by this Agreement, to act with regard to the Escrow Agreement and to allocate and distribute any payments received pursuant to this Agreement to the Shareholders, their personal representatives, heirs and assigns.
     Section 2.4 Organizational Documents of the Surviving Company. At the Effective Time, the organizational documents of Merger Sub will be the organizational documents of the Surviving Company until thereafter amended in accordance with applicable Law.
     Section 2.5 Directors and Officers of the Surviving Company. The managers of Merger Sub immediately prior to the Effective Time will be the managers of the Surviving Company until their respective successors are duly elected and qualified, as the case may be. The officers of the Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.6 Shareholder Meeting. At or prior to the Closing, following the capitalization of Holsum Holdings, as contemplated by Section 2.1(a), the Holsum Holdings Board of Directors shall approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and the Holsum Holdings Board of Directors will submit this Agreement, the Ancillary Agreements and such other agreements evidencing the transactions contemplated by this Agreement as may be necessary or appropriate, to a special meeting of the Shareholders and will recommend its approval and use its reasonable efforts to obtain such approval. The Eisele Trust hereby covenants and agrees that at such meeting, it will vote all of the shares of Company Stock held by the Eisele Trust in favor of the approval of this Agreement. Any shareholders’ action contemplated herein may be taken by unanimous written consent in lieu of a meeting.
     Section 2.7 Net Working Capital Payment Adjustment.
          (a) For the purpose of calculating the Closing Date Working Capital, the Purchaser shall prepare a consolidated balance sheet in accordance with the accounting principles set forth on Schedule 2.7 and in accordance with GAAP as of the Closing Date, and the Purchaser shall deliver such consolidated balance sheet and a schedule showing the calculation of the Working Capital as of the Closing Date (the “Closing Date Working Capital”) to the Representative within forty-five (45) days of the Closing Date. The Representative shall have thirty (30) days following delivery of the balance sheet to review the consolidated balance sheet, and the expense of conducting such review shall be borne exclusively by the Representative. The Representative shall have the right to observe the conduct of the physical inventory associated with preparation of the schedule containing the Closing Date Working Capital, such inventory to occur within five (5) days prior to the Closing Date.
          (b) The Purchaser shall provide the Representative with access to (i) work papers of the Acquired Company used to calculate Closing Date Working Capital and (ii) books, non-privileged records and personnel of the Purchaser or the Acquired Company reasonably requested by the Representative to assist the Representative in his review of the Closing Date Working Capital. If the Representative disagrees with the Closing Date Working Capital, the Representative shall notify the Purchaser of such disagreement, setting forth in detail the particulars of such disagreement within thirty (30) days after its receipt of Closing Date Working Capital. In the event of any such notice of disagreement, the Purchaser and the Representative shall use their reasonable efforts for a period of twenty (20) days to resolve any disagreements with respect to the calculation of the Closing Date Working Capital. If at the end of such period, they are unable to resolve any disagreements, the Purchaser and the Representative shall select, as promptly as practicable, an independent accounting firm with nationally recognized standing other than a firm that is the primary accountant for either the Purchaser, the Acquired Company, Merger Sub or the Shareholders (the “Accountants”) to resolve such disagreements. The Representative and the Purchaser shall each inform the Accountants in writing of their respective determinations of the Closing Date Working Capital and shall cooperate as reasonably requested by the Accountants in its determinations of all disputed items. The Accountants, acting as experts and not as arbitrators, shall resolve as promptly as practicable any such disagreements. The determination of the Accountants shall be final, binding and conclusive on the parties and such resolution shall be based on the provisions of this Agreement (including without limitation Schedule 2.7) relating to the calculation of the Closing Date Working Capital. The Representative and the Purchaser shall share equally the fees and expenses incurred by the Accountants in resolving such disagreements. The date of the final resolution of the Working Capital as of the Closing Date shall be referred to as the “Determination Date.” The amount of the Working Capital as of the Closing Date as finally determined pursuant hereto is referred to herein as the “Final Working Capital Amount.”

          (c) In the event that the Final Working Capital Amount is more than the Upper Range of the Target Working Capital, then within ten (10) business days following the Determination Date, Purchaser shall pay to the Shareholders (in the proportions set forth on Schedule 2.2(b)) in cash the amount equal to the Final Working Capital Amount minus the Upper Range of the Target Working Capital. In the event that the Final Working Capital Amount is less than the Lower Range of the Target Working Capital, then Purchaser shall be entitled to claim from the Escrow Fund an amount equal to the difference between the Lower Range of the Target Working Capital and the Final Working Capital Amount.
     Section 2.8 Payment Adjustment Amount. If, during the period beginning on the six (6) month anniversary of the Closing Date and ending on the thirty (30) month anniversary of the Closing Date (the “Payment Adjustment Anniversary”), the closing price of Purchaser Stock on the New York Stock Exchange has not equaled or exceeded the Target Price for at least ten (10) consecutive trading days, then the Purchaser shall pay to each Shareholder, within thirty (30) days following the Payment Adjustment Anniversary, an amount equal to the product obtained by multiplying (A) the difference between the Target Price and the Measurement Date Price and (B) the number of shares of Stock Consideration of which such Shareholder is the Beneficial Owner on the Payment Adjustment Anniversary; provided, however, that the aggregate amount that shall be paid to all of the Shareholders shall not exceed Five Million Dollars ($5,000,000) (the “Payment Adjustment Amount”). The Target Price and the Measurement Date Price shall be adjusted for any recapitalization, reclassification, stock dividend, stock split, reverse stock split or like change in Purchaser’s capitalization following the Closing Date. The Payment Adjustment Amount, if any, to be paid to each Shareholder pursuant to this Section shall be payable in cash.
     Section 2.9 Payment of Holsum Obligations. At or subsequent to the Closing, the Purchaser shall pay the Holsum Obligations or cause the Acquired Company to pay the Holsum Obligations in accordance with the treatment of each such obligation described in Schedule 1.1(a). Without limitation of the foregoing, at the Closing, the Purchaser shall pay the Loan Agreement Amounts based upon the payoff letters delivered by Eisele at least two (2) business days prior to Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY
AND EISELE
     The Acquired Company and Eisele, jointly and severally, represent and warrant to, and for the benefit of, the Purchaser and the Merger Sub as follows:
     Section 3.1 Organization. The Acquired Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority to own, lease or otherwise hold its properties and assets and to conduct the Business as currently conducted. The Acquired Company is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. The Acquired Company has delivered to the Purchaser true and complete copies of its articles of incorporation (the “Articles”) and bylaws (the “Bylaws”), each as currently in effect.
     Section 3.2 Authorization; Validity; Execution and Delivery; Enforceability.
          (a) Each of the Acquired Company and Eisele has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquired Company and Eisele of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Acquired Company, and no other corporate action on the part of the Acquired Company or Eisele is or will be necessary to authorize the execution, delivery and performance by the Acquired Company and Eisele of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
          (b) This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly executed and delivered by Eisele and the Acquired Company, and, assuming due and valid authorization, execution and delivery hereof and thereof by the Purchaser and Merger Sub and each other party hereto or thereto, is or will be a valid and binding obligation of the Acquired Company and Eisele, enforceable against the Acquired Company and Eisele in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 3.3 No Conflicts; Consents. The execution, delivery and performance by the Acquired Company and Eisele of this Agreement and the Ancillary Agreements and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate the Articles or Bylaws; (b) violate any applicable Law or Order; (c) except as provided in Schedule 3.3 and Section 7.3 hereof, require the consent, approval or registration of, or any notice filing with, any Governmental Authority; (d) except as provided in Schedule 3.3, require the consent or approval of any party to any agreement or commitment to which the Acquired Company or Eisele is bound; or (e) except as provided in clause (c) and (d) above and except as described in Schedule 3.3, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Acquired Company or to a loss of any benefit to which the Acquired Company is entitled under any agreement to which it is a party (including the Contracts) or other instrument binding upon such company or any Permit or other similar authorization held by the Acquired Company.
     Section 3.4 Subsidiaries. There are no Persons in which the Acquired Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Acquired Company is not a member of (and no part of the business of the Acquired Company is conducted through) any partnership. The Acquired Company is not a party to any joint venture agreement. Except as provided on Schedule 3.4, Eisele does not own, directly or indirectly, of record or beneficially, any shares or other equity interests in any Person (except as a shareholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter-market), whose business is competitive with the Business.
     Section 3.5 Capital Structure.
          (a) The authorized capital stock of the Acquired Company consists of 10,000,000 shares of common stock (the “Holsum Stock”), of which 910,000 shares are issued and outstanding. The Holsum Stock is the only capital stock of the Acquired Company issued and outstanding. Except as provided in Schedule 3.5, no shares of Holsum Stock are held by the Acquired Company in its treasury.
          (b) The Eisele Trust owns, beneficially and of record, and has good and valid title to, the shares of Holsum Stock set forth opposite its name on Schedule 2.2(b) hereto, free and clear of all Liens of any kind or nature whatsoever except as provided on said Schedule 2.2(b). The shares of Holsum Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any preemptive right, subscription right or any similar right under any applicable Laws, the Articles or the Bylaws or any agreement to which the Acquired Company is a party or otherwise bound. Except for the Holsum Obligations, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments of any nature whatsoever of the Acquired Company or contracts, arrangements or undertakings of any kind to which the Acquired Company is a party or by which it is bound (i) obligating the Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Holsum Stock, voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any Holsum Stock or voting securities of or other equity interest in, the Acquired Company; (ii) obligating the Acquired Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Holsum Stock. Except for the Holsum Obligations and the Stock Purchase Agreements, there are not any outstanding contractual obligations of the Acquired Company to repurchase, redeem or otherwise acquire any shares of Holsum Stock. Except for Liens described on Schedule 2.2(b), no legend or other reference to a purported Lien appears upon any certificates representing any shares of the Holsum Stock.
     Section 3.6 Books and Records. The financial books and records of the Acquired Company and Fast Food Services are complete and correct in all material respects and represent actual, bona fide transactions. Except as described in Schedule 3.6, the last ten (10) years of minutes of the Acquired Company and Fast Food Services have been made available to the Purchaser and contain due authorization or ratification of all material corporate actions of the Board of Directors of the Acquired Company and Fast Food Services and the material transactions of the Acquired Company and Fast Food Services.

     Section 3.7 Financial Statements; Undisclosed Liabilities.
          (a) Attached hereto as Schedule 3.7(a) are true, correct and complete copies of the Financial Statements. Except as described therein or in Schedule 3.7(a), the Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not reflect year-end adjustments and are not accompanied by footnotes), consistently applied during the periods involved, and present fairly in all material respects the financial position and results of operations of the Acquired Company as of the dates thereof and for the periods indicated.
          (b) Except as set forth in Schedule 3.7(b), or for liabilities less than $50,000 individually or $250,000 in the aggregate, the Acquired Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted), other than (i) as disclosed, reflected or reserved against in the Financial Statements and (ii) liabilities incurred in the Ordinary Course of Business since the Financial Statement Date and not otherwise in violation of this Agreement.
          (c) The Acquired Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of the Acquired Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance that: (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Company; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Company are being made only in accordance with authorizations of management and the board of directors (or equivalent entity) of the Acquired Company; and (iii) unauthorized acquisition, use or disposition of the Acquired Company’s assets that could have a material effect on the Acquired Company’s financial statements are timely detected and/or prevented. There have been no changes in such system of internal control over financial reporting during the preceding ninety (90) days that have materially affected, or are reasonably likely to materially affect, such system of internal control over financial reporting. There are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect the Acquired Company’s ability to record, process, summarize and report financial information. There have been no instances of fraud, whether or not material, that involve the Acquired Company’s management or other employees who have a significant role in the Acquired Company’s system of internal control over financial reporting.
     Section 3.8 Taxes.
          (a) Until the date immediately before the date its stock is contributed to Holsum Holdings, the Acquired Company will be, and has been for the last fifteen (15) years, a validly electing “S Corporation” within the meaning of Section 1361 of the Code and within the meaning of the corresponding state income tax laws in each state in which it does or has done business, and no Governmental Authority has raised, formally or informally, any question regarding the status of the Acquired Company as an S Corporation. From the date all of the

Acquired Company’s outstanding capital stock is contributed to Holsum Holdings, the Acquired Company will be a validly electing “Qualified Subchapter S Subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.
          (b) The Acquired Company, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Acquired Company is or has been a member, has properly completed and timely filed all material Tax Returns required to be filed by it, except where the failure to file any such Tax Returns would not reasonably be expected to have a Material Adverse Effect. All such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable Law, and the Acquired Company has withheld or paid to the appropriate Governmental Authority all material Taxes it is required to pay (whether or not shown to be due on such Tax Returns).
          (c) The Financial Statements reflect all unpaid Taxes of the Acquired Company for periods (or portions of periods) through the Financial Statement Date. Except as set forth in Schedule 3.8, the Acquired Company has no liability for unpaid Taxes accruing after the Financial Statement Date, except for Taxes arising in the Ordinary Course of Business subsequent to the Financial Statement Date.
          (d) There is (i) no claim for Taxes being asserted against the Acquired Company that has resulted in a Lien against the assets of the Acquired Company other than Liens for Taxes not yet due and payable or which are reflected on the Financial Statements and are being contested in good faith, (ii) no audit of any Tax Return of the Acquired Company being conducted by a Governmental Authority, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Acquired Company currently in effect. Except as described on Schedule 3.8, the Acquired Company has not been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.
          (e) The Acquired Company has (i) not been nor will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger; (ii) not filed any disclosures under Section 6662 of the Code or comparable provisions of Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) not engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions referred to as “listed transactions” in Treasury Regulation Section 1.6011-4(b)(2); (iv) never been a member of a consolidated, combined, unitary or aggregate group of which the Acquired Company was not the common parent; (v) not been the “distributing company” or the “controlled company” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code; (vi) not ever been a “United States real property holding company” within the meaning of Section 897 of the Code; or (vii) not incurred liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar Law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any Person other than the Acquired Company or (viii) not taken or agreed to take any action (nor does the Acquired Company have knowledge of any fact or circumstance) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
          (f) The Acquired Company is not a party to or bound by any Tax sharing or Tax allocation agreement nor does the Acquired Company have any liability or potential liability to another party under any such agreement.
          (g) The Acquired Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) closing agreement described in Section 7121 of the Code or any corresponding provision of state or foreign Tax law executed on or prior to the Closing Date; (iv) any change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any comparable or similar provision of federal, state, local or foreign Law).
          (h) Schedule 3.8 specifies (i) the most recent income, franchise or similar Tax Return for which an audit has been completed and (ii) all Tax Returns that currently are the subject of audit.
          (i) The Acquired Company does not have, or has not had (during any taxable period remaining open for the assessment of Tax by any foreign tax authority under its applicable statute of limitations), any place of business in any foreign country outside the country of its organization.
          (j) Except as set forth on Schedule 3.8, with respect to the Acquired Company for taxable periods ended on or after January 1, 2002, there have been no audits completed, and there are no audits pending in respect of any income, franchise or similar Tax Return, nor has the Acquired Company received any written notice concerning any such audit.
          (k) None of the assets of the Acquired Company (i) is property that is required to be treated as being owned by any other Person in accordance with the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (l) Except as noted on Schedule 3.8, no benefit or payment under any Benefit Plan that is “contingent” (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on the consummation of the transactions contemplated by this Agreement will, either independently or when aggregated with all other amounts payable to any individual, constitute a “parachute payment” (as defined under Section 280(G)(b)(2) of the Code).

     Section 3.9 Ownership of Assets and Leases.
          (a) Other than with respect to the Real Property and Improvements and Water Rights:
               (i) Schedule 3.9(a)(i) contains a list of substantially all fixed assets owned by the Acquired Company as of December 31, 2007, including, but not limited to, all machinery and equipment, office furniture and equipment and all vehicles owned by the Acquired Company, and depreciation schedules of the assets shown thereon. Except as described on Schedule 3.9(a)(i), the Acquired Company owns all of the assets shown on Schedule 3.9(a)(i), free and clear of all Liens. None of the property set forth on Schedule 3.9(a)(i) is leased to any other Person.
               (ii) Schedule 3.9(a)(ii) includes a list of all leases of all machinery and equipment of which the Acquired Company is a lessee, including respective expiration dates and monthly rentals. Except as listed in Schedule 3.9(a)(ii), none of the properties or assets used by the Acquired Company are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Each of the leases and agreements described in Schedule 3.9(a)(ii) is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and, to the Knowledge of the Acquired Company, the other respective parties thereto and is enforceable in accordance with its terms, and there is not existing under any of such leases or agreements any material default of the Acquired Company or, to the Knowledge of the Acquired Company, of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute such a default). Neither the Acquired Company nor Eisele has received any payment from a lessor in connection with or as inducement for entering into any such lease, except as may be expressly set forth in such lease. None of the property set forth on Schedule 3.9(a)(ii) is subleased to any Person.
               (iii) All machinery and equipment owned or leased by the Acquired Company that is currently used in the operation of the Business is usable and operable and is in good operating condition and repair, subject only to ordinary wear and tear.
               (iv) All inventories owned by the Acquired Company consist only of items of a quality and quantity readily usable or readily salable, at prices equal to the values at which such items are reflected in the Acquired Company’s books, in the Ordinary Course of Business and are valued so as to reflect the normal valuation policy of the Acquired Company, all in accordance with GAAP, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value. Since the Financial Statement Date, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves that were made in the Ordinary Course of Business.
               (v) Except pursuant to this Agreement or as described in Schedule 3.9(a)(v), neither the Acquired Company nor Eisele is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations that are owned by the Acquired Company or used in connection with the Business.

          (b) With respect to the Real Property and Improvements:
               (i) The parcels of property described in Schedule 3.9(b)(i) are the only parcels of real estate owned by the Acquired Company (the “Owned Real Property”). The Acquired Company owns insurable fee simple title to the Owned Real Property and to all of the Improvements free and clear of all Liens except the Permitted Liens. Except as described in Schedule 3.9(b)(i), none of the Owned Real Property is leased to any other Person.
               (ii) The parcels of property described in Schedule 3.9(b)(ii) as the leased Real Property are the only parcels of real estate leased by the Acquired Company (the “Leased Real Property”). To the Knowledge of the Acquired Company, each of the leases described in Schedule 3.9(b)(ii) is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and the other parties thereto and is enforceable in accordance with its terms. The Acquired Company has good and valid title to the leasehold estates in the Leased Real Property free and clear of all Liens. There is not under any of such leases existing any material default of the Acquired Company or, to the Knowledge of the Acquired Company, of any other party thereto (or event or condition which, with notice or lapse of time, or both, would constitute such a default). The Acquired Company has not received any payment from a lessor in connection with or as inducement for entry into any such lease, except as may be expressly set forth in such lease. Except as described in Schedule 3.9(b)(ii), none of the Leased Real Property is subleased to any other Person.
               (iii) No Taxes, assessments, water charges or sewer charges relating to the Owned Real Property or the Improvements are delinquent and there are no special Taxes, assessments or charges pending or, to the knowledge of the Acquired Company, threatened against the Owned Real Property or the Improvements.
               (iv) The Real Property and Improvements are served by water, sewer, gas, electric, telephone, drainage facilities and all other utilities required for the normal use and operation of the Business.
               (v) The Real Property and the Improvements are usable and operable in the Business and the Improvements are in good operating condition and repair, subject only to ordinary wear and tear.
               (vi) The Acquired Company has obtained and maintained in full force and effect to the date hereof all Permits required for the normal use and operation of the Real Property and the Improvements as currently operated except where the failure to obtain and maintain any such Permit would not reasonably be expected to have a Material Adverse Effect. The Acquired Company has complied in all material respects with all such Permits and has not received any notice that any such Permits will not be renewed upon expiration or of any conditions which will be imposed in order to receive any such renewal. All such Permits will remain in full force and effect after the consummation of the transactions contemplated by this Agreement. This Section 3.9(b)(vi) does not apply to Permits required under Environmental Laws, which are covered in Section 3.20.

               (vii) Except as set forth on Schedule 3.9(b)(vii), neither the Acquired Company nor Eisele has received any notice of a pending violation of Law or Order of any Governmental Authority having jurisdiction over or affecting the Real Property.
               (viii) Neither the Acquired Company nor Eisele has received notice of any pending or contemplated changes in the status of the zoning for the Real Property that would prohibit the use of the Real Property by the Business. The Acquired Company is not a party to any agreement currently in effect with any county or township in which a tract is located, or any other entity, public or private, which would be binding and would prevent the use of the Real Property for use in the Business.
               (ix) There are no pending or, to the Knowledge of the Acquired Company, threatened or contemplated eminent domain proceedings affecting the Real Property or any part thereof.
               (x) The Acquired Company is the owner and holder of and the named insured under those certain owner’s title insurance policies related to the Owned Real Property (the “Title Policies”), copies of which are attached hereto as Schedule 3.9(b)(x). The Title Policies have been issued by the applicable title company and all premiums due and payable under such Title Policies have been paid, and no written notice of cancellation has been received with respect to such Title Policies. The Acquired Company has not made a claim under any of the Title Policies.
               (xi) On the Closing Date, there will be no Indebtedness to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could claim a Lien against the Real Property, other than a Permitted Lien.
          (c) Schedule 3.9(c) contains a list of all Type 2 Non-Irrigation Grandfathered Water Rights, Irrigation Grandfathered Rights, and wells owned by the Acquired Company that are on file with the Arizona Department of Water Resources (“DWR”) and referenced on DWR’s Imaged Records database as of the execution of this Agreement, as well as a list of all active leases of the Acquired Company’s Type 2 Non-Irrigation Grandfathered Water Rights (collectively, “Water Rights”). Except as described on Schedule 3.9(c), the Acquired Company has not otherwise leased or transferred its Water Rights. Except as set forth on Schedule 3.9(c) or in claims to water asserted in the Gila River System Adjudication as hereinafter defined, to the Knowledge of the Acquired Company, there are no current claims that the Water Rights are owned or held by any entity other than the Acquired Company. Except as stated herein, Purchaser acknowledges that the Seller has not made nor is making any representation or warranty, expressed or implied, concerning rights to, adequacy or quality of the Water Rights or any other right to the use of water with respect to the Real Property. Purchaser further acknowledges that any use of the Water Rights may be subject to certain legal proceedings, including, but not limited to, that legal proceeding to determine the scope, extent, and validity of the rights to use the waters of the Gila River watershed, captioned In Re General Adjudication of All Rights to Use Water in the Gila River System and Source, Maricopa County Cause No. W-1, W-2, W-3, and W-4 (consolidated), together with various proceedings before a special master and interlocutory appeals pending before the Arizona Supreme Court, and including certain settlement negotiations to resolve various water users’ competing claims to waters within the Gila River watershed (collectively, known as the “Gila River System Adjudication”). Further, except for limitations on the use of water imposed in the Gila River System Adjudication, the Water Right Leases referenced in Schedule 3.9(c) and by operation of Law, to the Knowledge of the Acquired Company, there are no current limitations on: (i) the use of the Water Rights; or (ii) water otherwise used in conjunction with the Business, regardless of whether the right to use such water is appurtenant to the Real Property.
     Section 3.10 Accounts Receivable and Notes Receivable.
          (a) All accounts receivable and notes due and uncollected of the Acquired Company reflected on the Financial Statements or arising subsequent to the Financial Statement Date (i) have arisen from bona fide transactions in the Ordinary Course of Business of the Acquired Company and (ii) represent valid obligations due to the Acquired Company. Except as provided in Schedule 3.10, the Acquired Company owns its accounts receivable free and clear of all Liens.
          (b) Since the Financial Statement Date, there have not been any write-offs of any notes or accounts receivable of the Acquired Company nor is there any such write-off that has not been made but that is required to be made consistent with past practices, as of the date of this Agreement, except for write-offs that were or will be made in the Ordinary Course of Business and consistent with past practice.
     Section 3.11 Absence of Changes. Except as described in Schedule 3.11, since the Financial Statement Date, the Acquired Company and Fast Food Services have conducted their business only in the Ordinary Course of Business, and during such period the Acquired Company and Fast Food Services have not:
          (a) amended or otherwise modified their respective articles or bylaws;
          (b) experienced an event, change, effect, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect;
          (c) (i) suffered any material damage, destruction or other material casualty loss (whether or not covered by insurance) affecting the Business or the assets of, or property owned, leased or otherwise used by the Acquired Company or Fast Food Services; (ii) sold (except for inventory in the Ordinary Course of Business), leased, altered or otherwise disposed of, or written down the book value of (except under accounting practices and principles applied for amortization and depreciation thereof for the period ending on the Financial Statement Date) any material asset of the Acquired Company or Fast Food Services (except for any current year Lien with respect to personal or real property Taxes not yet due and payable); (iii) mortgaged, pledged, or suffered the imposition of any Lien upon, any material asset of the Acquired Company or Fast Food Services; (iv) incurred any other liability or obligation or entered into any transaction other than in the Ordinary Course of Business; or (v) sold or otherwise disposed of, or terminated or allowed to lapse or expire the rights to the use of any of the Intellectual Property;
          (d) (i) cancelled or waived any claims or rights with a value to the Acquired Company or Fast Food Services of at least $50,000 or (ii) settled or compromised any actions, other than such actions in which the amount paid in settlement or compromise, including the cost to the Acquired Company or Fast Food Services of complying with any provisions of such settlement or compromise other than cash payments, does not exceed $50,000 without regard to any amount covered by insurance;
          (e) made any capital expenditure, or commitment for a capital expenditure in excess of $50,000 individually or $250,000 in the aggregate, for additions or improvements to property, plant and equipment of the Acquired Company;
          (f) except in the Ordinary Course of Business, entered into, amended, terminated, or received notice of termination of any contract involving the commitment of the Acquired Company or Fast Food Services extending for more than one year and involving a total remaining commitment by the Acquired Company or Fast Food Services of at least $50,000;
          (g) made any loan, advance or capital contribution to or investment in any Person;
          (h) committed or incurred any material default in any liability or obligation in excess of $50,000, including, without limitation those liabilities and obligations set forth on the Financial Statements, but excluding any default under the Bank of America Loan Agreement and related documents described in items 7 through 21 in Schedule 3.14, which the parties acknowledge will be paid in full and terminated at Closing;
          (i) experienced any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Acquired Company or Fast Food Services or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Acquired Company or Fast Food Services;
          (j) declared, promised or made any distribution, dividend or other payment to any of its shareholders (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the Holsum Stock, or redeemed, purchased or otherwise acquired the Holsum Stock, or amended any material term of any outstanding security of the Acquired Company or made any change whatsoever in the Acquired Company’s outstanding capital stock;
          (k) except in the Ordinary Course of Business, paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, the Acquired Company’s or Fast Food Services’ directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents, field representatives or other employees;

          (l) changed its accounting principles, methods or practices;
          (m) received any notices indicating, and to the Knowledge of the Acquired Company, no supplier to the Business has taken or contemplates any steps that could materially disrupt the business relationship of the Acquired Company with said supplier or could result in the material diminution in the value of the Acquired Company as a going concern; or
          (n) entered into any agreement (whether written or oral) to do any of the foregoing.
     Section 3.12 Litigation. Except as described in Schedule 3.12, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding (including without limitation any dispute resolution proceeding) or investigation pending (of which the Acquired Company has Knowledge) or, to the Knowledge of the Acquired Company, threatened against or affecting the Acquired Company, Fast Food Services or the Business. Except as described on Schedule 3.12, neither the Acquired Company nor Fast Food Services is subject to any Order of any Governmental Authority or any arbitrator or dispute resolution body.
     Section 3.13 Compliance With Law.
          (a) Except as provided in Schedule 3.13(a), the Acquired Company and Fast Food Services are and have been, and the Business is and has been conducted, in compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of their assets, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect;
          (b) The Acquired Company and Fast Food Services have all Permits necessary for the conduct of the Business as currently conducted, except where the failure to have any such Permit would not reasonably be expected to result in a Material Adverse Effect;
          (c) There are no proceedings pending or, to the Knowledge of the Acquired Company, threatened, that would be reasonably likely to result in the revocation, cancellation or suspension of any such material Permits by any Governmental Authority; and
          (d) To the Knowledge of the Acquired Company, no investigation or review by any Governmental Authority with respect to the Acquired Company, Fast Food Services or the Business, facilities, operations, agreements or products packaging is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same.
     Section 3.14 Contracts.
          (a) Schedule 3.14 contains a true and complete list of all of the Contracts. Except as described on Schedule 3.14, the Acquired Company has delivered to the Purchaser a true and complete copy of each Contract, including all amendments and modifications thereto; provided that Contracts that are subject to a confidentiality obligation, as listed in Schedule 3.14(a), have not been provided. Following the execution of this Agreement, the Acquired Company will request waivers of such confidentiality obligations and will provide copies of the confidential agreements when such waivers are obtained.

          (b) All of the Contracts are in full force and effect in all material respects and are valid, binding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. There are no (with or without the lapse of time or the giving of notice or both) material defaults or threatened material defaults by the Acquired Company or by any other party thereto and, except as provided in any amendment or modification to any such Contract or as would not reasonably be expected to result in a Material Adverse Effect, the Acquired Company has not released any of its rights under any Contract.
     Section 3.15 Intellectual Property.
          (a) To the Knowledge of the Acquired Company, Schedules 3.15(a) through 3.15(l) set forth a list of intellectual property owned and/or licensed by the Acquired Company and utilized in connection with the Business, which includes trademarks, service marks, designs, Internet domain names, registered copyrights that the Acquired Company may presently have or previously had an ownership interest in, licensed trademarks, packaging designs, and an idea that may be suitable for patenting (the “Intellectual Property”). Schedule 3.15(a) lists various federal and common law trademarks and design marks that the Acquired Company currently utilizes under various licenses and identifies the respective license granting such rights. Schedule 3.15(b) lists a federal trademark registration that is in good standing and owned by the Acquired Company. Schedule 3.15(c) lists various active state trademark registrations wherein the Acquired Company is the identified registrant. Schedule 3.15(d) lists various inactive state trademark registrations wherein the Acquired Company is the identified registrant and wherein common law rights may also exist. Schedule 3.15 (e) lists various domain names owned by the Acquired Company. Schedule 3.15(f) lists a potentially patentable invention (the “Invention”) that was conceived by several of the Acquired Company’s employees. An assignment has been prepared and executed to transfer ownership of the Invention to the Acquired Company. The Acquired Company has not undertaken any activities to determine whether or not the Invention is patentable nor whether it violates the intellectual property rights of any Person. Further, the Acquired Company has not yet prepared any patent applications directed towards the Invention. Schedule 3.15(g) lists Software owned by the Acquired Company. Schedule 3.15(h) lists Software licensed by the Acquired Company utilized in the operation of the Business. Schedule 3.15(i) lists various packaging designs that are licensed from the W.E. Long Co. Schedule 3.15(j) lists various registered copyrights that the Acquired Company may have had an ownership interest in at one time or may presently have an ownership interest in. Schedule 3.15(k) lists packaging designs that the Acquired Company may own. Schedule 3.15(l) lists various common law trademarks used by the Acquired Company or specimens of such trademark use and a description of the trademark. Finally, Schedule 3.15(m) lists disputes that, to the Knowledge of the Acquired Company, have been resolved completely and to which the Acquired Company has no potential liability for.
          (b) To the Knowledge of the Acquired Company, it has not granted any options, licenses, assignments or similar agreements relating to the Intellectual Property. To the Knowledge of the Acquired Company, no Intellectual Property violates, conflicts with or infringes the intellectual property rights of any other Person. No lawsuits, proceedings or claims are pending or, to the Knowledge of the Acquired Company, currently threatened against the Acquired Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any of the Intellectual Property. Further, to the Knowledge of the Acquired Company, the Acquired Company has settled or modified its practices to properly address all prior claims (including the claims set forth on Schedule 3.15(m)) that the Acquired Company infringed the intellectual property rights of any other Person and neither the Acquired Company nor Eisele have received any written communication concerning a claim of infringement of another Person’s intellectual property within a five year period prior to the Effective Time, excluding the claims set forth on Schedule 3.15(m).
          (c) To the Knowledge of the Acquired Company, no former or current personnel have any claim against the Acquired Company in connection with such personnel’s involvement in the conception and development of any Intellectual Property; and no such claim has been asserted or, to the Knowledge of the Acquired Company, is threatened. Further, none of the former or current officers and employees of the Acquired Company has any patent issued, or application pending for any device, process, design or invention of any kind now used or needed by the Acquired Company in the operation of the Business, which patents, registrations, or applications have not been assigned to the Acquired Company with such assignment duly recorded in the United States Patent Office.
          (d) The Acquired Company warrants that, as of the Effective Time, it is in material compliance with the Intellectual Property licenses set forth on Schedules 3.15(a), (h), and (i) provided that the consents set forth on Schedule 8.2(d) have been received. Further, provided that all consents are received as set forth on Schedule 8.2(d), the Intellectual Property licenses set forth on Schedules 3.15(a), (h), and (i) will be in full force and effect as of the Effective Time.
     Section 3.16 Labor Matters.
          (a) Except as set forth on Schedule 3.16, the Acquired Company and Fast Food Services are not a party to or bound by any labor agreement, collective bargaining agreement or recognition agreement with any trade union or other body representing employees;
          (b) Since January 1, 2003 there have been no strikes, disputes (other than routine individual grievances), work stoppages, walkouts or lockouts pending or, to the Knowledge of the Acquired Company, threatened, against or affecting the Acquired Company or Fast Food Services;
          (c) No union organizational campaign is in progress with respect to the employees of the Acquired Company or Fast Food Services and no disputes or organizational efforts concerning representation exists respecting such employees;
          (d) To the Knowledge of the Acquired Company, the conduct of the Business does not involve employment of any Person in a manner that violates any noncompetition or nondisclosure agreement that such Person entered into in connection with any former employment;
          (e) There is no unfair labor practice charge or complaint against the Acquired Company or Fast Food Services pending or, to the Knowledge of the Acquired

Company, threatened, before the United States National Labor Relations Board or any other Governmental Authority;
          (f) Except as set forth in Schedule 3.16, the Acquired Company and Fast Food Services have not received notice of, and there are no pending or, to the Knowledge of the Acquired Company, threatened grievances against the Acquired Company or Fast Food Services;
          (g) There are no pending or, to the Knowledge of the Acquired Company, threatened charges or recommendations against the Acquired Company, Fast Food Services or any current or former employee of the Acquired Company or Fast Food Services or before the United States Equal Employment Opportunity Commission or other Governmental Authority responsible for the prevention of unlawful employment practices;
          (h) The Acquired Company and Fast Food Services have not received written notice since January 1, 2003 of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Acquired Company or Fast Food Services, and no such investigation is in progress.
          (i) Within the past five (5) years, neither the Acquired Company nor any of its Affiliates has engaged in a “plant closing” or “mass layoff” as such terms are defined in the United States Federal Worker Adjustment Retraining and Notification Act of 1988;
          (j) The Acquired Company and Fast Food Services are in compliance with all federal, state, provincial and local labor, employment or immigration Laws in respect of all officers, employees or workers and employee safety, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and there are no pending or, to the Knowledge of the Acquired Company, threatened claims in this regard against the Acquired Company or Fast Food Services; and
          (k) The Acquired Company and Fast Food Services have taken commercially reasonable steps to ensure that records held in respect of any employees comply with the requirements of any data protection Laws relating to the use, control and dissemination of information and records relating to employees in any jurisdiction.
     Section 3.17 Benefit Plans.
          (a) Schedule 3.17 lists every material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitations any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any multi-employer plan within the meaning of Section 3(37) of ERISA, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by the Acquired Company, Fast Food Services or their ERISA Affiliates for the benefit of the current or former employees, directors or independent contractors of the Acquired Company or Fast Food Services, as applicable, and existing on the date of this Agreement (collectively, the “Benefit Plans”). Any of the Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan” as that term is defined in Section 3(l) of ERISA, is referred to herein as an “ERISA Plan.”
          (b) Schedule 3.17 also lists: (a) all trust agreements or other funding arrangements, including insurance contracts, and all amendments thereto applicable to the Benefit Plans; (b) where applicable, with respect to any such plan or plan amendments, the most recent determination letters issued by the Internal Revenue Service; (c) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor after December 31, 1974, with respect to each such Benefit Plan; (d) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto; and (e) the most recent summary plan descriptions and any material modifications thereto with respect to such Benefit Plans. Contemporaneously with the delivery of the Exhibits to this Agreement, the Acquired Company, Fast Food Services and Eisele have delivered a true and complete copy of each such Benefit Plan, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and/or summary descriptions described in Sections 3.17(a) or 3.17(b) hereof.
          (c) Except as otherwise described on Schedule 3.17, all the Benefit Plans and the related trusts subject to ERISA comply with and have been administered in all material respects in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and Tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, all applicable state or federal securities Laws and all other applicable Laws, rules and regulations and collective bargaining agreements, and none of the Acquired Company, Fast Food Services or Eisele has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All necessary or appropriate governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and Tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities Laws, and all such governmental approvals continue in full force and effect. Except as otherwise described on Schedule 3.17, no event has occurred since the date of the most recent determination letter received by the Acquired Company or Fast Food Services, as applicable, which will or could give rise to a material risk of disqualification of any such plan under Section 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.
          (d) None of the Acquired Company, Fast Food Services or any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject the Acquired Company or Fast Food Services, as applicable, to any direct or indirect material liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of the Acquired Company or Fast Food Services prior to the Closing Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date which could result in material liability to the Acquired Company, Fast Food Services or the Purchaser.

Other than routine claims for benefits, there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.
          (e) All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are materially correct and accurate as of the dates thereof, and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.
          (f) Within the past five years, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any “prohibited transaction” (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). Within the past five years, there has been no (a) “reportable event” (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Acquired Company or Fast Food Services (or any member of a controlled group of trades or businesses as defined in Section 4001(b) which has, since January 1, 1975, included the Acquired Company or Fast Food Services) maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of the Acquired Company, Fast Food Services or any subsidiaries now or formerly in existence. With respect to any termination or withdrawal from any such ERISA Plan, neither the Acquired Company nor Fast Food Services has any direct or indirect liability to said Plan or any beneficiary thereof.
          (g) Except as otherwise listed on Schedule 3.17, for any ERISA Plan which is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Benefit Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Benefit Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Benefit Plan.
          (h) Except as otherwise listed on Schedule 3.17, as of the Financial Statement Date, neither the Acquired Company nor Fast Food Services have any current or future liability under any Benefit Plan that was not reflected in the Financial Statements.
          (i) Except as otherwise listed on Schedule 3.17, neither the Acquired Company nor Fast Food Services maintains any Benefit Plan providing deferred or stock based compensation which is not reflected in the Financial Statements.
          (j) The Acquired Company and Fast Food Services have not maintained, and do not now maintain, Benefit Plans providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

          (k) All Benefit Plans subject to section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in material compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.
     Section 3.18 Customers. Schedule 3.18 contains a true and correct list of all brokers utilized by, and the top thirty (30) customers served by, the Acquired Company for the 2007 fiscal year and for the period ending April 5, 2008 and setting forth the total sales as to each such customer and broker within such periods. Since the Financial Statement Date, none of such customers has (i) canceled, terminated or otherwise materially altered its relationship with the Acquired Company under any Contract between such customer and the Acquired Company, or (ii) notified the Acquired Company of any intention to materially alter its relationship with the Acquired Company, or (iii) sought to materially change the prices or materially modify the pricing policies for goods or services provided by the Acquired Company under any Contract or other agreement between such customer and the Acquired Company, effective prior to, as of or within one year after the Closing Date, except in the Ordinary Course of Business. The only customer of Fast Food Services is the Acquired Company.
     Section 3.19 Suppliers. Schedule 3.19 contains a true and correct list of the top ten (10) suppliers of ingredients and packaging relating to the Business for the twelve (12) months ending March 5, 2008. Except as provided in Schedule 3.19, between the Financial Statement Date and the date of this Agreement, the Acquired Company has not entered into or made any Contract or commitment with any supplier other than in the Ordinary Course of Business. Since the Financial Statement Date, none of such suppliers has canceled, terminated or otherwise materially altered the terms of any Contract governing its relationship with the Acquired Company, or notified the Acquired Company of any intention to materially alter its relationship with the Acquired Company, materially change its prices or materially modify its pricing policies for goods or services provided to the Acquired Company, effective prior to, as of or within one year after the Closing Date, except in the Ordinary Course of Business. Except as provided in Schedule 3.19, each of the Acquired Company’s agreements with its suppliers (i) has been negotiated in an arm’s-length transaction and (ii) does not, individually or in the aggregate, require purchases by the Acquired Company of items in excess of its reasonably predicted requirements. The only supplier of Fast Food Services is the Acquired Company.
     Section 3.20 Environmental Matters. The Acquired Company and Fast Food Services have made readily available to the Purchaser and Merger Sub prior to the date of this Agreement, the environmental assessments conducted on behalf of, or which are in the possession or control of, the Acquired Company or Fast Food Services since January 1, 2003 that relate to operations at any of the facilities or properties of the Acquired Company or Fast Food Services and that are listed on Schedule 3.20.
          (a) The Acquired Company and Fast Food Services are, and have been for the past five (5) years, in material compliance with all Environmental Laws and have obtained and are in material compliance with all Permits required under any Environmental Law for the operation of the Business as presently conducted; such Permits are valid and in full force and effect and, assuming compliance by the Purchaser and Merger Sub after the Closing Date with applicable requirements thereunder, will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;
          (b) The Acquired Company and Fast Food Services have not received any written claim, notice, demand letter or request for information alleging that the Acquired Company or Fast Food Services may be in violation of, or have any unpaid liability under, any Environmental Law. Except as to any information contained in the documents listed on Schedule 3.20, to the Knowledge of the Acquired Company, there are no facts or conditions which could result in such liability;
          (c) The Acquired Company and Fast Food Services are not subject to any outstanding written Order, decree or injunction or other arrangement with any Governmental Authority, or to any written indemnity or other written agreement with any third party, pursuant to which the Acquired Company or Fast Food Services have any unpaid liability under any Environmental Law or with respect to Hazardous Material;
          (d) Except as disclosed on Schedule 3.20, none of the Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List (as defined in CERCLA) or any similar federal, state or foreign list of sites evidencing significant levels of Hazardous Materials contamination of such Real Property and/or requiring investigation or clean-up. To the Knowledge of the Acquired Company, there are no facts or conditions at any current or former Real Property which could result in such listing;
          (e) No Lien has been imposed on any of the Real Property by any Governmental Authority in connection with the presence of any Hazardous Material on or off any of the Real Property;
          (f) During the Acquired Company’s use, operation or ownership of and to the Knowledge of the Acquired Company during any prior use, operation or ownership and except as to any information contained in the documents listed on Schedule 3.20, there have been no Releases on, into or from the Real Property (including, without limitation, soils, groundwater, surface water, buildings and other structures) currently owned, leased, operated, managed or controlled by the Acquired Company that have caused Hazardous Material contamination resulting in any unpaid liability under any Environmental Law; and the Acquired Company has not used or installed any and, to the Knowledge of the Acquired Company and except as to information contained in the documents listed on Schedule 3.20, none of the Real Property contains any damaged friable asbestos containing materials or underground storage tanks;
          (g) During the Acquired Company’s or Fast Food Services’ use, operation or ownership of and, to the Knowledge of the Acquired Company, during any prior use, operation or ownership and except as to information contained in the documents listed on Schedule 3.20, there were no Releases by the Acquired Company or Fast Food Services on, into or from any real property formerly owned, leased, operated, managed or controlled by the Acquired Company or Fast Food Services that caused material Hazardous Material contamination during such period of ownership, lease, operation, management or control;

          (h) Except as to information contained in the documents listed on Schedule 3.20, neither the Acquired Company nor Fast Food Services has sent any Hazardous Materials or arranged for disposal of any Hazardous Materials at any other location and, to the Knowledge of the Acquired Company, has any unpaid liability under any Environmental Law arising out of any Hazardous Material contamination at any other location (including, without limitation, any location to which any Hazardous Material has been generated, treated, stored, transported to or disposed by or on behalf of the Acquired Company or Fast Food Services);
          (i) All machinery and equipment owned or leased by the Acquired Company and Fast Food Services that is currently used in the operation of the Business is in a condition to operate at normal capacity in compliance with Environmental Law as of the Closing Date; and
          (j) There are no civil, criminal or administrative actions, suits, hearings or proceedings, and no written notices of violation pending or, to the Knowledge of the Acquired Company, threatened against the Acquired Company or Fast Food Services under Environmental Laws.
     Section 3.21 Insurance.
          (a) The insurance policies maintained with respect to the Acquired Company, Fast Food Services, the Business, and their respective assets and properties as of the date hereof are listed in Schedule 3.21. All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The Acquired Company and Fast Food Services maintains insurance coverage to insure its assets and properties and the risks of the Business in commercially reasonable amounts.
          (b) To the Knowledge of the Acquired Company, there is no material default by the Acquired Company, Fast Food Services or any other Person, with respect to any provision contained in any such policy or binder listed in Schedule 3.21, nor has there been any material failure by the Acquired Company or Fast Food Services to give notice of, or to present, any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.
     Section 3.22 Licenses; Permits. Schedule 3.22 sets forth a true and complete list of each Permit or similar authorization issued or granted to the Acquired Company and Fast Food Services and includes each Permit required for the conduct of the Business, the Acquired Company or Fast Food Services under all applicable Laws. Each such Permit is valid and in full force and effect and (a) the Acquired Company and Fast Food Services have complied in all material respects with the terms and conditions thereof and are not in default in any material respect and no condition exists that with notice or lapse of time or both would constitute a default in any material respect thereunder and (b) except as set forth on Schedule 3.22 no such Permit will be subject to suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Section 3.22 does not apply to Permits required under Environmental

Laws, which are covered in Section 3.20, or to Permits constituting Water rights that are covered in Section 3.9(c).
     Section 3.23 Sufficiency of Assets. Except for Fast Food Services and as set forth in Schedule 3.23, there are no assets, properties, rights, licenses, Permits, causes of action or businesses of any kind or description, real, personal or mixed, tangible or intangible owned, held or used in the conduct of the Business as currently conducted that are not owned, leased or licensed by the Acquired Company. The property and assets owned, leased or licensed by the Acquired Company and Fast Food Services constitute all of the property and assets used or held for use in connection with the Business of the Acquired Company and the business of Fast Food Services as currently conducted on the date of this Agreement.
     Section 3.24 Brokers; Expenses. Except as set forth on Schedule 3.24, there is no broker, investment banker, finder, financial advisor or other Person that has been retained by Eisele or the Acquired Company, Fast Food Services or their Affiliates who might be or who is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.24, no fees or expenses in connection with the transactions contemplated by this Agreement have been paid by the Acquired Company from its assets.
     Section 3.25 Universal Product Codes. Schedule 3.25 sets forth a true and complete list of the universal product code numbers for the products currently produced, marketed and sold through the Business.
     Section 3.26 Holsum Holdings. At the time of the capitalization of Holsum Holdings, as contemplated by Section 2.1(a) of this Agreement, the Acquired Company and Eisele will be deemed to have made the following representations and warranties, jointly and severally, to and for the benefit of, the Purchaser and the Merger Sub:
          (a) Holsum Holdings (i) was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities and (ii) holds no assets other than all of the outstanding shares of capital stock of the Acquired Company, as set forth on Schedule 3.26(a).
          (b) Holsum Holdings is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority to own, lease or otherwise hold its properties and assets and to conduct the Business as currently conducted. Holsum Holdings is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Holsum Holdings has delivered to the Purchaser true and complete copies of its articles of incorporation (the “Holsum Holdings Articles”) and bylaws (the “Holsum Holdings Bylaws”), each as currently in effect.
          (c) Holsum Holdings has the requisite corporate power and authority to execute and deliver any agreements necessary to consummate the transactions contemplated hereby. The execution, delivery and performance by Holsum Holdings of any agreements necessary to consummate the transactions contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Holsum Holdings and, except for the approval of Shareholders contemplated in Section 2.6, no other corporate action on the part of Holsum Holdings is or will be necessary to authorize the execution, delivery and performance by Holsum Holdings of the transactions contemplated hereby.
          (d) Each of the documents to which Holsum Holdings is or will be a party has been or will be duly executed and delivered and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereto, is or will be a valid and binding obligation of Holsum Holdings, enforceable against the Holsum Holdings in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
          (e) The execution, delivery and performance by Holsum Holdings of any agreements contemplated hereby and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby does not and will not: (i) violate the Holsum Holdings Articles or the Holsum Holdings Bylaws; (ii) violate any applicable Law or Order; (iii) except as provided in Schedule 3.3 and Section 7.3 hereof, require the consent, approval or registration of, or any notice filing with, any Governmental Authority; (iv) require the consent or approval of any party to any agreement or commitment to which the Holsum Holdings is bound; or (v) except as provided in clause (iii) above, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holsum Holdings or to a loss of any benefit to which Holsum Holdings is entitled under any agreement to which it is a party (including the Contracts) or other instrument binding upon such company or any Permit or other similar authorization held by Holsum Holdings.
          (f) The authorized capital stock of Holsum Holdings consists of 10,000,000 shares of Company Stock, of which 910,000 shares are issued and outstanding. The Company Stock is the only capital stock of Holsum Holdings issued and outstanding. No shares of Holsum Holdings are held by Holsum Holdings in its treasury.
          (g) Each Shareholder owns, beneficially and of record, and has good and valid title to, the shares of Company Stock set forth opposite its name on Schedule 3.26(g) hereto, free and clear of all Liens of any kind or nature whatsoever except as provided on said Schedule 3.26(g). The shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any preemptive right, subscription right or any similar right under any applicable Laws, the Holsum Holdings Articles or the Holsum Holdings Bylaws or any agreement to which Holsum Holdings is a party or otherwise bound. There are no options, warrants, rights, convertible or exchangeable securities,

“phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments of any nature whatsoever of Holsum Holdings or contracts, arrangements or undertakings of any kind to which Holsum Holdings is a party or by which it is bound (i) obligating Holsum Holdings to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any Company Stock or voting securities of or other equity interest in, Holsum Holdings; (ii) obligating Holsum Holdings to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Company Stock. There are no outstanding contractual obligations of Holsum Holdings to repurchase, redeem or otherwise acquire any shares of Company Stock. Except for Liens described in Schedule 3.26(g), no legend or other reference to a purported Lien appears upon any certificates representing any shares of Company Stock.
          (h) There is no broker, investment banker, finder, financial advisor or other Person that has been retained by Holsum Holdings or its Affiliates who might be or who is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. No fees or expenses in connection with the transactions contemplated by this Agreement have been paid by Holsum Holdings from its assets.
     Section 3.27 Fast Food Services. At the time of the consummation of the transactions contemplated by the Fast Food Purchase Agreement, the Acquired Company and Eisele will be deemed to have made the following representations and warranties, jointly and severally, to and for the benefit of, the Purchaser and the Merger Sub:
          (a) Fast Food Services is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Fast Food Services is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Fast Food Services has delivered to the Purchaser true and complete copies of its articles of incorporation (the “Fast Food Services Articles”) and bylaws (the “Fast Food Services Bylaws”), each as currently in effect.
          (b) Fast Food Services and each shareholder of Fast Food Services has the requisite corporate power and authority to execute and deliver any agreements necessary to consummate the transactions contemplated hereby. The execution, delivery and performance by Fast Food Services of any agreements necessary to consummate the transactions contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of Fast Food Services, and no other corporate action on the part of Fast Food Services is or will be necessary to authorize the execution, delivery and performance by Fast Food Services of the transactions contemplated hereby.

          (c) Each of the documents to which Fast Food Services is a party has been duly executed and delivered and assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereto, is or will be a valid and binding obligation of Fast Food Services, enforceable against the Fast Food Services in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
          (d) The execution, delivery and performance by Fast Food Services of the Fast Food Purchase Agreement and the consummation of the transactions contemplated hereby and thereby does not and will not: (i) violate the Fast Food Services Articles or the Fast Food Services Bylaws; (ii) violate any applicable Law or Order; (iii) require the consent, approval or registration of, or any notice filing with, any Governmental Authority; (iv) require the consent or approval of any party to any agreement or commitment to which Fast Food Services is bound; or (v) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Fast Food Services or to a loss of any benefit to which Fast Food Services is entitled under any agreement to which it is a party (including the Contracts) or other instrument binding upon such company or any Permit or other similar authorization held by Fast Food Services.
          (e) The authorized capital stock of Fast Food Services consists of 10,000 shares of common stock, of which 100 shares are issued and outstanding (the “Fast Food Stock”). The Fast Food Stock is the only capital stock of Fast Food Services issued and outstanding.
          (f) Each shareholder of Fast Food Services owns, beneficially and of record, and has good and valid title to, the Fast Food Stock in the same portions as set forth opposite its name on Schedule 3.27(f) hereto, free and clear of all Liens of any kind or nature whatsoever. The issued and outstanding shares of Fast Food Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any preemptive right, subscription right or any similar right under any applicable Laws, the Fast Food Services Articles or the Fast Food Services Bylaws or any agreement to which Fast Food Services is a party or otherwise bound. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments of any nature whatsoever of Fast Food Services or contracts, arrangements or undertakings of any kind to which Fast Food Services is a party or by which it is bound (i) obligating Fast Food Services to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock, voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any common stock or voting securities of or other equity interest in, Fast Food Services; (ii) obligating Fast Food Services to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any of Fast Food Services’ issued and outstanding common stock.

There are no outstanding contractual obligations of Fast Food Services to repurchase, redeem or otherwise acquire any shares of the Fast Food Stock. Except as described in Schedule 3.27(f), no legend or other reference to a purported Lien appears upon any certificates representing any shares of its outstanding common stock.
          (g) All accounts receivable and notes due and uncollected of Fast Food Services reflected on the Fast Food Financial Statements or arising subsequent to the Fast Food Financial Statement Date (i) have arisen from bona fide transactions in the Ordinary Course of Business of Fast Food Services and (ii) represent valid obligations due to Fast Food Services. Except as provided in Schedule 3.27(g), Fast Food Services owns its accounts receivable free and clear of all Liens. Since the Fast Food Financial Statement Date, there have not been any write-offs of any notes or accounts receivable of Fast Food Services nor is there any such write-off that has not been made but that is required to be made consistent with past practices, as of the date of this Agreement, except for write-offs that were or will be made in the Ordinary Course of Business and consistent with past practice.
          (h) Attached hereto as Schedule 3.27(h) are true, correct and complete copies of the unaudited financial statements of Fast Food Services for the last three (3) years (the “Fast Food Financial Statements”). The Fast Food Financial Statements have not been prepared in accordance with GAAP. Such financial statements do not reflect year-end adjustments and are not accompanied by footnotes. Schedule 3.27(h) also describes other aspects in which the preparation of the Fast Food Financial Statements differ from GAAP. The Fast Food Financial Statements present fairly in all material respects the financial position and results of operations of Fast Food Services as of the dates thereof and for the periods indicated.
     (i) Fast Food Services Taxes
               (i) Fast Food Services, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Fast Food Services is or has been a member, has timely filed all material Tax Returns required to be filed by it, except where the failure to file any such Tax Returns would not reasonably be expected to have a Material Adverse Effect. All such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable Law, and Fast Food Services has paid to the appropriate Governmental Authority all Taxes it is required to pay (whether or not shown to be due on such Tax Returns).
               (ii) The Fast Food Financial Statements reflect all unpaid Taxes for periods (or portions of periods) through the Fast Food Financial Statement Date. Fast Food Services has no liability for unpaid Taxes accruing after the Fast Food Financial Statement Date, except for Taxes arising in the Ordinary Course of Business subsequent to the Fast Food Financial Statement Date.
               (iii) There is (i) no claim for Taxes being asserted against Fast Food Services that has resulted in a Lien against the assets of Fast Food Services other than Liens for Taxes not yet due and payable or which are reflected on the Fast Food Financial Statements and are being contested in good faith, (ii) no audit of any Tax Return of Fast Food Services being conducted by a Governmental Authority, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Fast Food Services currently in effect. Fast Food Services has not been informed in writing by any jurisdiction that the jurisdiction believes that it was required to file any Tax Return that was not filed. No Tax audits of Fast Food Services have been made since January 1, 2003 nor has Fast Food Services received any written notice concerning any such audit.
               (iv) Fast Food Services has not (i) been nor will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement, (ii) filed any disclosures under Section 6662 of the Code or comparable provisions of Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions referred to as “listed transactions” in Treasury Regulation Section 1.6011-4(b)(2), (iv) ever been a member of a consolidated, combined, unitary or aggregate group of which Fast Food Services was not the common parent, (v) been the “distributing company” or the “controlled company” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code, (vi) ever been a “United States real property holding company” within the meaning of Section 897 of the Code, or (vii) incurred liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar Law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any Person other than Fast Food Services.
               (v) Fast Food Services is not a party to or bound by any Tax sharing or Tax allocation agreement nor does Fast Food Services have any liability or potential liability to another party under any such agreement.
               (vi) Fast Food Services will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) closing agreement described in Section 7121 of the Code or any corresponding provision of state or foreign Tax law executed on or prior to the Closing Date; (iv) any change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any comparable or similar provision of federal, state, local or foreign Law).
               (vii) Fast Food Services does not, nor has had (during any taxable period remaining open for the assessment of Tax by any foreign tax authority under its applicable statute of limitations), any place of business in any foreign country outside the country of its organization.
               (viii) None of the assets of Fast Food Services (i) is property that is required to be treated as being owned by any other Person in accordance with the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (j) Fast Food Services Property and Assets
               (i) Schedule 3.27(j)(i) contains a list of substantially all fixed assets owned by Fast Food Services as of the most recent practicable date, including, but not limited to, all machinery and equipment, office furniture and equipment and all vehicles owned by Fast Food Services, and depreciation schedules of the assets shown thereon. Except as described on Schedule 3.27(j)(i), Fast Food Services owns all of the assets shown on Schedule 3.27(j)(i), free and clear of all Liens. None of the property set forth on Schedule 3.27(j)(i) is leased to any other Person.
               (ii) Schedule 3.27(j)(ii) includes a list of all leases of all machinery and equipment of which Fast Food Services is a lessee, including respective expiration dates and monthly rentals. Except as listed in Schedule 3.27(j)(ii), none of the properties or assets used by Fast Food Services are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Each of the leases and agreements described in Schedule 3.27(j)(ii) is in full force and effect and constitutes a legal, valid and binding obligation of Fast Food Services and, to the Knowledge of the Acquired Company, the other respective parties thereto and is enforceable in accordance with its terms, and there is not existing under any of such leases or agreements any material default of Fast Food Services or, to the Knowledge of the Acquired Company, of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute such a default). Fast Food Services has not received any payment from a lessor in connection with or as inducement for entering into any such lease, except as may be expressly set forth in such lease. None of the property set forth on Schedule 3.27(j)(ii) is subleased to any Person.
               (iii) All machinery and equipment owned or leased by Fast Food Services that is currently used in the operation of the Business is usable and operable and is in good operating condition and repair, subject only to ordinary wear and tear.
     Section 3.28 Product Standards. All products prepared and manufactured by or for the Business were, at the time of production, and when applicable, at the time of shipment or delivery: (i) manufactured in accordance with good manufacturing practices, including, but not limited to, sanitary operating procedures, allergenic control programs and safe transportation practices; (ii) not adulterated or misbranded within the meaning of: (x) the Federal Food, Drug and Cosmetic Act (“FDCA”) including compliance with the FDCA food and color additive amendments and the amendments incorporated by the Nutritional Labeling and Education Act of 1990 or (y) any applicable state or local Law in which the definitions of adulteration and misbranding are substantially the same as those contained in such Acts at the time of such shipment or delivery; and (iii) not articles which could not, under the provisions of Section 404 or 505 of the FDCA, be introduced into interstate commerce. Since January 1, 2006, no product distributed or sold by the Business posed a health threat or would have warranted legal action by any Governmental Authority so that a product recall should have occurred or did, in fact, occur.

     Section 3.29 Disclosure. No representation or statement contained herein or in any certificate, schedule, exhibit or other instrument furnished to the Purchaser or the Merger Sub pursuant to the provisions hereof contains any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances in which it was made, not misleading.
ARTICLE IV
SECURITIES LAWS
     Section 4.1 No Registration Statement Required. As a condition to receiving the Purchaser Stock to be issued and delivered to each Shareholder pursuant to the provisions of this Agreement, the Acquired Company and Eisele understand that each Shareholder must execute and deliver to the Purchaser and the Merger Sub on the Closing Date, a letter substantially in the form of Exhibit D hereto (the “Investment Letter”), dated as of the Closing Date, which contains among other things an acknowledgement that such Purchaser Stock constitutes restricted securities that will not be registered under the 1933 Act, or any applicable “Blue Sky” Laws, and will be issued in reliance upon exemptions contained in the 1933 Act and comparable exemptions from any applicable “Blue Sky” Laws and will bear an appropriate legend restricting transfer in respect thereof.
     Section 4.2 Acquisition for Investment. The Investment Letter further requires each Shareholder to represent, warrant and covenant to and with the Purchaser and Merger Sub that the shares of Purchaser Stock to be issued and delivered to the Shareholder pursuant to the provisions of this Agreement will be, when issued and delivered, acquired by the Shareholder for investment for such Shareholder’s own account and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the Rules and Regulations under the 1933 Act, or in some other manner which will not violate the registration requirements of the 1933 Act or any applicable “Blue Sky” Laws.
     Section 4.3 Conditions Precedent to Transfer of Purchaser Stock. The Acquired Company and Eisele understand that the Investment Letter requires each Shareholder to understand, consent and agree that transfer of the shares of Purchaser Stock received pursuant to this Agreement will be permitted or allowed only when:
          (a) the transferring or selling Shareholder is making such transfer or sale in compliance with Rule 144 of the General Rules and Regulations under the 1933 Act promulgated by the SEC and any applicable “Blue Sky” Laws;
          (b) such request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Purchaser to the effect that an exemption from registration under the 1933 Act and applicable “Blue Sky” laws is available with respect to the proposed transfer and that no registration of such shares is required;
          (c) such request for transfer is accompanied by a “no-action” letter from the SEC and any applicable state securities regulatory agency with respect to the proposed transfer; or

          (d) a registration statement under the 1933 Act and applicable “Blue Sky” Laws is then in effect with respect to such shares.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER AND THE MERGER SUB
     The Purchaser and the Merger Sub, jointly and severally, represent and warrant to, and for the benefit of, the Acquired Company and the Shareholders as follows:
     Section 5.1 Organization. Each of the Purchaser and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted. Each of the Purchaser and Merger Sub is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 5.2 Authorization; Validity; Execution and Delivery; Enforceability.
          (a) Each of the Purchaser and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Purchaser, the managers (or comparable governing body) of Merger Sub, and the Purchaser, as sole member of Merger Sub, and no other corporate or other organizational action on the part of the Purchaser or Merger Sub is or will be necessary to authorize the execution, delivery and performance by the Purchaser and Merger Sub of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No vote of, or consent by, the holders of any class or series of stock issued by the Purchaser is or will be necessary to authorize the execution and delivery by the Purchaser or Merger Sub of this Agreement or the consummation by it of the transactions contemplated hereby.
          (b) This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly executed and delivered by the Purchaser and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof and thereof by the Acquired Company, Holsum Holdings, each Shareholder and each other party hereto or thereto, as the case may be, is or will be a valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 5.3 No Conflicts; Consents. The execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and the Ancillary Agreements and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) violate the organizational documents of the Purchaser or Merger Sub; (b) violate any applicable Law or Order; (c) except as provided in Section 7.3 hereof, require the consent, approval or registration of, or any notice filing with, any Governmental Authority; or (d) require the consent or approval of any party to any agreement or commitment to which the Purchaser or Merger Sub is bound; or (e) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Purchaser or Merger Sub or to a loss of any material benefit to which the Purchaser or Merger Sub is entitled under any agreement to which it is a party or other instrument binding upon such company or any Permit or other similar authorization held by the Purchaser or Merger Sub.
     Section 5.4 Ownership of the Merger Sub Stock. The Purchaser owns, directly or indirectly, beneficially and of record, free and clear of any Lien, all of the issued and outstanding membership units of the Merger Sub.
     Section 5.5 Purchaser SEC Documents. Except as set forth on Schedule 5.5, The Purchaser has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Purchaser since January 1, 2005 (such documents, the “Purchaser SEC Documents”). Each of the Purchaser SEC Documents, as amended or superseded by a subsequent filing made prior to the date of this Agreement, complied in all material respects with, to the extent in effect at the time of filing, the requirements of the 1933 Act, the Exchange Act and SOX applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents when filed or, if so amended or superseded, prior to the date hereof, as of the date of such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Purchaser included in the Purchaser SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in Purchaser SEC Documents filed prior to the date of this Agreement (the “Filed Purchaser SEC Documents”) or Schedule 5.5, neither Purchaser nor any of its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the knowledge of Purchaser, does any basis exist therefor, other than (i) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (ii) liabilities or obligations incurred pursuant to contracts entered into after the date hereof not in violation of this Agreement and (iii) liabilities or obligations incurred pursuant to this Agreement. Neither the Purchaser nor Merger Sub is a party to, or has any commitment to become a party to, any joint venture, off-balance-sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Purchaser and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Purchaser or any of its subsidiaries in the Purchaser’s published financial statements or other Purchaser SEC Documents.
     Section 5.6 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against the Purchaser, or before or by any Governmental Authority, that could adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
     Section 5.7 Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     Section 5.8 Financing. The Purchaser has, and shall have at the Closing Date, sufficient cash and committed credit facilities (i) to pay the full consideration payable to Eisele and the Shareholders and (ii) to make all other necessary payments by it in connection with transactions contemplated hereby.
     Section 5.9 Tax-Free Reorganization. Neither the Purchaser nor Merger Sub have knowledge that either the Purchaser or Merger Sub has taken or agreed to take any action (nor does the Purchaser or Merger Sub have knowledge of any fact or circumstance) before or after the Closing that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Purchaser currently does not intend to liquidate Merger Sub, or to merge it into another entity, after the Closing. Merger Sub is a limited liability company owned wholly by the Purchaser that is treated as a disregarded entity for federal and state income Tax purposes and neither the Purchaser nor Merger Sub intend to take any action after the Closing that would change the status of Merger Sub as a disregarded entity for federal and state income Tax purposes.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 6.1 Conduct of the Business of the Acquired Company Prior to Closing. Except as otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing Date, the Acquired Company shall, and Eisele shall cause the Acquired Company to, conduct the Business in the Ordinary Course of Business and will use reasonable efforts to preserve intact the Business, keep available the services of its current officers and employees and keep and maintain its relationships with customers, suppliers, licensors, licensees, distributors and other third parties with the Acquired Company to the end that the Acquired Company’s goodwill and ongoing business shall be materially unimpaired at the Closing Date. In addition, and without limiting the generality of the foregoing, except as otherwise expressly permitted by this Agreement or described on Schedule 6.1, from the date of this Agreement to the Closing Date, the Acquired Company covenants and agrees that, it shall not do or cause to occur any of the changes or events set forth in Section 3.11 or any of the following without the prior written consent of the Purchaser:
          (a) issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for, or any options, warrants to purchase or rights to subscribe for, any such shares, voting securities or convertible or exchangeable securities, (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (iv) enter into an agreement to do any of the foregoing;
          (b) (i) grant to any employee, officer or director of the Acquired Company any increase in compensation, including, without limitation, bonus opportunity, except to the extent required under employment agreements in effect as of the date hereof or applicable Law, and other than in the Ordinary Course of Business, (ii) grant to any employee, officer or director of the Acquired Company any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof or applicable Law, (iii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, or (v) take any action to accelerate any rights or benefits, or make any determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Benefit Plan;
          (c) (i) incur any Indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Acquired Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;
          (d) make or change any election in respect of Taxes, file any Tax Return (without prior opportunity for the Purchaser to review and comment thereon) or any amendment to a Tax Return (without prior opportunity for the Purchaser to review and comment thereon), enter into any closing agreement, settle any claim or assessment in respect of any amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (e) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business, (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Acquired Company is a party;

          (f) acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, or business of or equity interest in any Person, except for purchases of inventory, components or supplies in the Ordinary Course of Business;
          (g) sell, lease, or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for sales of inventory, components or supplies in the Ordinary Course of Business;
          (h) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit the operations of the Acquired Company, or, after the Closing, of the Purchaser and its subsidiaries, including Merger Sub;
          (i) settle or compromise any material litigation, or waive, release or assign any material claims;
          (j) engage in any forward selling or acceleration of customer orders or contracts, any deferral in paying payables, any deferral in making capital expenditures that are necessary to maintain the fixed assets of the Acquired Company in the Ordinary Course of Business or any delay in capital projects that are necessary to maintain the fixed assets of the Acquired Company in the Ordinary Course of Business, any grant of any discount to customers or any other change in the terms of conditions of sale or purchase (including payment and delivery terms) other than in the Ordinary Course of Business or any other changes intended to increase the current income and cash collection of the Acquired Company prior to the Closing Date by accelerating revenue that would otherwise be collected after the Closing Date or deferring payment that would otherwise be expected to be made prior to the Closing Date;
          (k) fail to maintain insurance coverage at presently existing levels so long as such insurance is available at commercially reasonable rates;
          (l) authorize any of, or commit or agree to take any of, the foregoing actions; or
          (m) do or cause to occur any of the foregoing with respect to Fast Food Services.
     Section 6.2 [Intentionally Left Blank.]
     Section 6.3 Distribution or Transfer of Certain Other Assets. The parties agree that, to the extent permissible under Law, on or prior to the Closing Date, Eisele may cause the Acquired Company to make the distributions and other adjustments reflected on Schedule 6.3. Any taxes, fees or expenses incurred by the Acquired Company or the Shareholders due to distributions or adjustments made in accordance with Schedule 6.3 shall be borne by the Shareholders or the Acquired Company, as required by Law. In no event will any of Eisele’s personal belongings be transferred or be deemed to have been transferred pursuant to this Agreement, including the items listed on Schedule 6.3.
     Section 6.4 ERISA; Employment Matters.

          (a) The Acquired Company sponsors the Holsum Bakery, Inc. Stock Appreciation Rights Plan (the “SAR Plan”). Upon the Closing, the Plan shall terminate and no further credit thereunder will be awarded. Within 90 days following the Closing Date, the Acquired Company shall make an initial payment to SAR Plan participants pursuant to the terms of the SAR Plan; provided that the Purchaser and Merger Sub shall make no payment of any SAR Plan obligations included in the Holsum Special Obligations at any time before the seventy sixth (76th) day after the Closing. The Plan then will be liquidated in calendar year 2009, with the final payments to be made prior to the first anniversary of the Closing Date.
          (b) The Acquired Company sponsors the Holsum Bakery, Inc. Executive Savings Plan (the “Executive Savings Plan”). From and after the Closing Date until December 31, 2008, the Purchaser shall cause the Acquired Company to maintain the Executive Savings Plan. After December 31, 2008, the Acquired Company, in the exercise of its discretion and in accordance with applicable law, may continue the Executive Savings Plan or may terminate and liquidate the Executive Savings Plan.
          (c) The Acquired Company sponsors the Holsum Savings Plan. From and after the Closing Date until December 31, 2008, the Acquired Company shall maintain the Holsum Savings Plan. The Acquired Company shall cause those of its Affiliates that have adopted the Holsum Savings Plan to use commercially reasonable efforts to establish a 401(k) plan prior to Closing and transfer assets attributable to the Affiliates from the Holsum Savings Plan to the newly established 401(k) plan. If the new 401(k) plan is not established prior to Closing, Affiliates of the Acquired Company that participated in the Holsum Savings Plan immediately prior to the Closing Date shall continue to be permitted to participate in the Holsum Savings Plan and will pay all costs attributable to their employees, including contributions pertinent to their employees and an appropriate share of administrative costs during such participation, for a period of sixty (60) days following the Closing Date. As of January 1, 2009, Continuing Employees shall be immediately eligible to participate in the Purchaser’s 401(k) plan. For purposes of this Section 6.4, a “Continuing Employee” is an employee who is employed by the Acquired Company or its Affiliates immediately prior to the Closing Date and who continues to be employed by the Acquired Company or its Affiliates immediately following the Closing Date.
          (d) Except as otherwise provided in Section 6.4(a)-(c), from and after the Closing Date until the first anniversary thereof, the Purchaser shall (i) cause the Acquired Company or its Affiliates and Fast Food Services to continue the Benefit Plans sponsored by the Acquired Company or Fast Food Services, as applicable, or (ii) subject to the limitations in Section 6.4(a)-(c), provide the Continuing Employees with benefits that are no less favorable in the aggregate than those provided to the Purchaser’s similarly situated employees, from time to time.
          (e) All service with the Acquired Company or its Affiliates and Fast Food Services shall be treated as service with the Purchaser for purposes of any non-frozen benefit plan or program sponsored by the Purchaser and its Affiliates. The service credit required by this Section 6.4(e), shall apply for all purposes under any health, retiree medical, severance, vacation, sick or similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of the Purchaser or the Purchaser’s Affiliates and for

purposes of eligibility to participate, vesting, eligibility for a particular form or type of benefit, and benefit accrual (except for benefit accrual under a defined benefit pension plan) under any pension, retirement, savings, or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of the Purchaser or the Purchaser’s Affiliates.
          (f) With respect to any group health plan or program of the Purchaser or the Purchaser’s Affiliates in which a Continuing Employee becomes eligible to participate as of the Closing Date or thereafter, Purchaser shall ensure that such Continuing Employee shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health plan or program of the Acquired Company, Acquired Company’s Affiliates or Fast Food Services, as applicable, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Continuing Employee under the corresponding group health plan or program of Acquired Company, Acquired Company’s Affiliates or Fast Food Services, as applicable.
          (g) Except as otherwise provided in Section 6.4(a)-(c), nothing herein shall be deemed or construed to (i) give rise to any rights, claims, benefits or causes of action to any Continuing Employee or (ii) prevent, restrict or limit the Purchaser, the Acquired Company, Fast Food Services or their Affiliates from terminating the employment of any Continuing Employee or modifying or terminating its pension or other benefit plans, programs or policies from time to time as they may deem appropriate.
          (h) The Acquired Company will establish a retention bonus program prior to the Closing Date that will provide the associates listed on Schedule 6.4(h) with a retention bonus in such amount and subject to such terms and conditions as are listed on Schedule 6.4(h). The amounts that may become due pursuant to the retention bonus program will not be deemed Holsum Obligations and, as a result, will not be deducted from the Merger Consideration.
ARTICLE VII
ADDITIONAL AGREEMENTS PRIOR TO, AT OR AFTER CLOSING
     Section 7.1 Access to Information; Confidentiality.
          (a) The Acquired Company shall afford, and shall cause Fast Food Services to afford, to the Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser, full access during normal business hours and at other mutually convenient times during the period prior to the Closing Date to all its properties, books, contracts, commitments, personnel and records and, during such period the Acquired Company and Fast Food Services shall furnish promptly to the Purchaser in accordance with applicable Law: (i) a copy of each report, schedule and other document filed by it or on its behalf during such period with any Governmental Authority and (ii) all other information concerning its business, properties and personnel as the Purchaser may reasonably request. No investigation by the Purchaser shall affect the representations and warranties of Eisele.

          (b) Except to the extent that (i) any such information is or becomes generally available to the public through no act or failure to act on the part of a party to this Agreement or any representative of such party, (ii) any such information is required to be disclosed to comply with applicable Laws, so long as the disclosing party shall provide sufficient prior written notice of such disclosure to the non-disclosing party to permit the non-disclosing party to seek to protect the confidentiality of the information, (iii) any such information has become or becomes available to the Purchaser on a non confidential basis and from a source (other than a party to this Agreement or any representative of such party) that is not bound by a confidentiality agreement or (iv) use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, each of the Acquired Company, the Shareholders, Fast Food Services and the Purchaser shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the other party in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such Person) and shall use its reasonable best efforts to ensure that such Persons do not disclose such information to others without the prior written consent of the Acquired Company or the Purchaser, as the case may be.
     Section 7.2 Reasonable Best Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement and the other Ancillary Agreements, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and thereby, including (a) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals, (i) from Governmental Authorities and (ii) as required by any Contract or Order to which the Acquired Company or Fast Food Services is a party or subject to on the Closing Date and the making of all necessary filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary (1) to obtain any Permit, approval, waiver from or exemption or (2) to avoid an action or proceeding by any Governmental Authority, (b) the obtaining of all necessary approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, at law or in equity, challenging this Agreement or other Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated, stayed or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purpose of, this Agreement; provided, however, that, other than as provided in Section 7.3 hereof, a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any Permit, approval, waiver from, or exemption is reasonably likely to be materially burdensome to such party or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated hereby so as to render inadvisable the consummation of such transactions.
     Section 7.3 Antitrust Notification and Other Regulatory Filings. As promptly as practicable after the date of this Agreement, each of Eisele and the Purchaser shall make all required filings with the United States Federal Trade Commission (“FTC”) and the United States

Department of Justice (“DOJ”) with respect to the transactions contemplated hereby pursuant to the HSR Act. Each of Eisele and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filing and any supplemental filing or submission which is necessary under the HSR Act. Eisele and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply with any such inquiry or request as promptly as practicable. Eisele and the Purchaser shall take any action required to be taken by such party, and shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the transactions contemplated by this Agreement and the other Ancillary Agreements, provided, that (i) Purchaser shall not be required to agree to waive any rights or accept any limitation on its operations or to dispose of any assets including the assets of the Acquired Company in connection with obtaining any such consent, (ii) Eisele shall not be required to agree to waive any rights or accept any limitation on the operations of any business or entity other than the Acquired Company, or to dispose of any assets in connection with obtaining any such consent, and (iii) with respect to matters involving the Acquired Company, Eisele shall not agree without Purchaser’s written consent to waive any rights or accept any limitation on the operations of the Acquired Company or to dispose of any assets in connection with obtaining any such consent or authorization.
     Section 7.4 Compliance with Securities Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the regulations thereunder, and all other applicable federal and state securities Laws, and each of them agree to furnish the other, or its counsel, with such information and to take such actions as may be reasonably requested in respect of such compliance.
     Section 7.5 Filing of Tax Returns. The Acquired Company and Eisele covenant to cause all of the Acquired Company’s Tax Returns required to be timely filed before Closing to be timely and accurately filed in all material respects with the appropriate taxing authorities. Eisele shall cause to be prepared and timely filed any income Tax Returns with respect to the Acquired Company that are due on or after the Closing with respect to periods that end on or before the Closing. For purposes of this Section 7.5, such returns shall be deemed timely filed if the Acquired Company has obtained an extension from the appropriate taxing authority as to the time in which it may file such Tax Returns. The Acquired Company shall submit all income Tax Returns referred to above in this paragraph to the Purchaser at least fifteen (15) days prior to the date they must be filed, and the Purchaser shall have the opportunity to comment on and approve such returns, which approval will not be unreasonably withheld. Eisele and the Purchaser, as applicable, hereby agree to cause the Acquired Company to provide the Purchaser and the Merger Sub and the Shareholders, as applicable, with all information within their knowledge or possession necessary to file such returns. All such information shall be true, correct and accurate in all respects.

     Section 7.6 Resignation. The Acquired Company and Eisele covenant to cause to be delivered at the Closing the resignation of each of the directors and officers of the Acquired Company, Holsum Holdings and Fast Food Services, such resignations to be effective immediately following the Closing.
     Section 7.7 Consents and Approvals. The Acquired Company and Eisele agree to use their reasonable commercial efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any Contract, Order or license to which the Acquired Company, Fast Food Services or Eisele is a party or subject on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any Person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder (except with respect to the Holsum Obligations) or give rise to a right of any party thereto to terminate its obligations thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to the Purchaser.
     Section 7.8 Repayment of Loans and Advances. Except as set forth on Schedule 7.8, prior to or at the Closing, all loans and advances made by the Acquired Company or Fast Food Services to any previous or current shareholder or any previous or current employee of the Acquired Company or Fast Food Services or any entity controlled by any of them shall be repaid along with all accrued interest and as of the Closing, no outstanding amounts shall be due to the Acquired Company or Fast Food Services from any such shareholder or employee or any such controlled entity. At or prior to the Closing, Holsum Holdings, the Acquired Company and Fast Food Services shall terminate all guarantees or letters of credit with respect to any obligations of or for the benefit of any Affiliates of Holsum Holdings, Fast Food Services and the Acquired Company. Neither the Acquired Company nor Fast Food Services shall forgive any such Indebtedness nor shall it disperse funds by way of bonus or otherwise to any such shareholder or employee or any such controlled entity for the direct or indirect purpose of providing funds to repay such loans or advances. With respect to the Indebtedness owed to the Acquired Company set forth on Schedule 7.8, the amount of each such loan shall be offset as of the Closing against amounts owed to Eisele by the Acquired Company and set forth on Schedule 1.1(a). Upon such offset, the full amount of the loan from each such entity will be deemed to have been paid to the Acquired Company, and will thereafter be deemed to be a loan from Eisele to the applicable entity. Each party acknowledges that the offset contemplated herein is for convenience and will be treated and reported for accounting, tax, and all other purposes as if (a) Eisele were paid the full amount owing to him as set forth in Schedule 1.1(a), (b) Eisele loaned the full amount due to the Acquired Company from each such entity to the borrowing entity and (c) the borrowing entity used such monies to repay its loan from the Acquired Company.
     Section 7.9 Supplying of Financial Statements. The Acquired Company and Eisele covenant to deliver to the Purchaser all regularly prepared financial statements of the Acquired Company and Fast Food Services prepared after the date of this Agreement, in the format historically utilized internally, as soon as available.

     Section 7.10 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
     Section 7.11 Public Announcements. The Purchaser and Merger Sub, on the one hand, and the Acquired Company and Eisele, on the other hand shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment on, any press release or other public statements relating to the transactions contemplated by this Agreement and shall not issue such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement of the Purchaser with any securities exchange.
     Section 7.12 Stock Purchase Agreement Payment. In the event it is determined that the payment under the stock purchase agreement of Jerry Thompson will not be paid in full in accordance with Schedule 1.1(a) at Closing, the Purchaser, Merger Sub and Eisele will use commercially reasonable efforts to satisfy this obligation in a manner reasonably acceptable to all parties.
     Section 7.13 Employment Agreement. At the Closing, the Acquired Company and LEE shall enter into an Employment Agreement substantially in the form of Exhibit E (the “Employment Agreement”).
     Section 7.14 Escrow Agreement. The Purchaser, the Representative and an escrow agent (as mutually agreed upon by the Purchaser and the Representative) shall enter into the Escrow Agreement.
     Section 7.15 Services Agreement. At the Closing, Merger Sub and an entity or entities to be designated by LEE will enter into a services agreement on terms set forth in Exhibit F (the “Services Agreement”), which Merger Sub and Eisele will negotiate between the date of this Agreement and the Closing Date.
     Section 7.16 Indemnification, Exculpation and Insurance.
          (a) Acquired Company shall retain and perform the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Acquired Company as provided in the Articles or Bylaws (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms, except to the extent that modification of such provisions is required by applicable Law.
          (b) In the event that the Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, the

Purchaser shall cause proper provision to be made so that the successors and assigns of the Acquired Company shall expressly assume the obligations set forth in this Section 7.16.
          (c) For six (6) years after the Effective Time, the Purchaser shall maintain (directly or indirectly through the Acquired Company’s existing insurance programs) in effect the Acquired Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Acquired Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to the Purchaser), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that the Purchaser may (i) substitute therefor policies of the Purchaser with an outside insurance company of comparable standing to the Acquired Company’s current insurer and containing terms and conditions, including with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Acquired Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 7.16(c), neither the Acquired Company nor the Purchaser shall be obligated to pay more than 300% of the premiums paid as of the date of this Agreement by the Acquired Company to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, the Purchaser shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.
          (d) The provisions of this Section 7.16 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party, his or her heirs and his or her representatives to the extent permissible by the organizational documents of the Acquired Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
     Section 7.17 Treatment of Holsum Obligations. At or prior to Closing, the Acquired Company shall have paid off all outstanding balances of the Holsum Obligations except as provided in Section 6.4 (a) and (b) of this Agreement and except as provided in Schedule 1.1(a) hereof.
     Section 7.18 Affiliate Employees. Except as otherwise provided in Section 6.4(c), all employees, if any, of Le Francais, LLC, SBC Real Estate LLC, Southwest Baking Co., LLC, Capistrano’s Bakery Inc., Homestyle Bread, LLC and Double E Holdings or any Affiliate of LEE who participate in the Benefit Plans shall be withdrawn from such Benefit Plans prior to Closing.
     Section 7.19 Continuity of Business Enterprise. After the Closing, the Purchaser will cause Merger Sub and Acquired Company to continue at least one significant historic business line of Holsum Holdings and the Acquired Company, or use at least a significant portion of the historic business assets of Holsum Holdings and the Acquired Company in a business, in each case within the meaning of Reg. §1.368-1(d).

     Section 7.20 S Corporation Earnings Distribution. Before the Closing, the Acquired Company shall distribute to the Shareholders, in accordance with instructions given by the Representative, notes (the “S Corporation Earnings Distribution Notes”) in the amount of $1,500,000, which distribution is intended to qualify as a tax-free distribution to the Shareholders pursuant to Section 1368(c)(1) of the Code. The S Corporation Earnings Distribution Notes shall not be considered Holsum Obligations and shall not otherwise be treated as obligations for the purpose of determining the Target Working Capital, the Closing Date Working Capital, or the Final Working Capital Amount. The Purchaser shall not pay the S Corporation Earnings Distribution Notes at Closing. Rather, the S Corporation Earnings Distribution Notes shall be paid out of the earnings and profits of the Acquired Company after the Closing, provided that such notes shall have a maturity date, and shall be payable in any event, on the 2-year anniversary of the issuance of such notes. The S Corporation Earnings Distribution Notes shall bear interest at an annual rate of 4%.
     Section 7.21 Stock Purchase Agreement. Eisele and the Acquired Company covenant and agree that contribution of the Holsum Stock by the Shareholders for Holsum Holdings common stock will be consummated in accordance with the provisions of the Stock Purchase Agreements or in accordance with waivers or other consents with respect thereto.
     Section 7.22 Joinder Agreement. Prior to Closing, Holsum Holdings and the Shareholders (excluding the Eisele Trust) shall have executed a joinder agreement to this Agreement, in a form reasonably satisfactory to the Purchaser and its counsel.
     Section 7.23 Fast Food Acquisition. On or prior to Closing, the Acquired Company and Fast Food Services shall have entered into an agreement for Acquired Company to acquire all of the outstanding capital stock of Fast Food Services substantially in the form of Exhibit G (the "Fast Food Purchase Agreement”).
     Section 7.24 Determination of Taxes. For purposes of this Agreement, including the definition of “Pre-Closing Taxes”, whenever it is necessary to determine the amount of Taxes (or the non-payment thereof) of the Acquired Company Straddle Period, the determination of the Taxes for the portion of the year ending on the Closing Date shall be determined: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any distribution, sale or other transfer or assignment of property by assuming that the Acquired Company had a taxable year or period which ended at the close of the Closing Date and closing the books of the Acquired Company as of such date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis; and, (ii) in the case of Taxes not described in clause (i) that are imposed on a periodic basis and measured by the level of any item, shall be deemed to be the amount of such Taxes (including any minimum) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing date and the denominator of which is the number of calendar days in the entire period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.24 shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Company.
     Section 7.25 Rule 144(c) Informational Requirements. The Purchaser shall comply with the requirements of Rule 144(c)(1) under the 1933 Act.
     Section 7.26 Antiquities. The Acquired Company has been in discussion with the City of Phoenix regarding the donation and/or loan of certain antiquities generally described on Schedule 7.26 for use in the contemplated Pioneer Living History Museum or other public facility. The parties agree that, so long as LEE remains an employee of the Acquired Company, LEE shall have sole authority to approve any such donation or loan.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.
          (b) No Injunctions or Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that, subject to Section 7.2, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered and (b) no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the transactions contemplated hereby.
     Section 8.2 Conditions to Obligations of Purchaser and the Merger Sub. The obligations of the Purchaser and the Merger Sub to effect the transactions contemplated hereby are further subject to the satisfaction or waiver on or prior to the Closing Date to the following conditions:
          (a) Representations True at Closing. The representations and warranties made by the Acquired Company and Eisele to the Purchaser and the Merger Sub in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Acquired Company to the Purchaser and the Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date).
          (b) Covenants of the Acquired Company and Eisele. The Acquired Company and Eisele shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of the Acquired Company and each of the Eisele Trust and LEE shall deliver to the Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.2(a) hereof.
          (c) Deliveries. The Acquired Company and Eisele will have delivered or caused to be delivered to the Purchaser and the Merger Sub all of the documents required by Section 9.2(a) of this Agreement.
          (d) Consents, Approvals and Waivers. The Purchaser and Merger Sub shall have received a true and correct copy of each and every consent, approval and waiver listed on Schedule 8.2(d) each in a form and substance reasonably satisfactory to the Purchaser and its counsel.
          (e) Absence of Adverse Changes. Since the Financial Statement Date, (a) the Acquired Company shall not have suffered any Material Adverse Effect that has not been cured by the Acquired Company to the Purchaser’s sole satisfaction, and (b) there shall not have occurred any transaction or event described in Section 3.11 hereof that is not described on Schedule 3.11 hereto.
          (f) Legal Opinion. The Purchaser and the Merger Sub shall have received an opinion of Snell & Wilmer L.L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel substantially in the form of Exhibit H. Counsel for the Acquired Company shall be entitled, in rendering its opinion as to matters of fact and not law, to rely on the due inquiry of the officers of the Acquired Company with respect thereto.
          (g) Environmental Audit. Within thirty (30) days following the date of this Agreement, Purchaser shall have received the results of an environmental audit on the Real Property conducted by environmental engineers of the Purchaser’s choosing and paid for by Purchaser, which results shall be satisfactory to the Purchaser in all respects, within the Purchaser’s sole discretion. The Purchaser will provide to the Acquired Company and Eisele a copy of the results of the environmental audit and all supporting documentation promptly upon receipt thereof. Within ten (10) days following the receipt of such results, the Purchaser shall advise Eisele of the Purchaser’s determination of whether or not the Purchaser intends to terminate this Agreement as a result of any condition, event or other matter discovered in such audit (an “Audit Matter”). In the event that Purchaser elects not to terminate this Agreement, no indemnity will be required by Eisele following the Closing as to any Audit Matter as to which the Acquired Company had no Knowledge as of the date of this Agreement.
          (h) Confidential Contracts. The Purchaser shall have reviewed the Contracts set forth on Schedule 3.14(a) (the “Confidential Contracts”) and the terms of such Confidential

Contracts shall be reasonably satisfactory to the Purchaser in all respects and the Acquired Company shall have received any consents required for any of such Confidential Contracts reasonably determined by the Purchaser to be material to the Business.
          (i) Current Information. The Shareholders shall have received current public information regarding the Purchaser and shall have had the opportunity to question representatives of the Purchaser concerning the financial data and business of the Purchaser.
          (j) Fast Food. The Fast Food Purchase Agreement shall have been executed and the transactions contemplated thereby shall have been consummated.
     Section 8.3 Conditions to the Obligations of the Acquired Company and Eisele. The obligations of the Acquired Company and Eisele to effect the transactions contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations True at Closing. The representations and warranties made by Purchaser and the Merger Sub in this Agreement to the Acquired Company and the Shareholders that are qualified by materiality shall be true and correct, and the representations and warranties of the Purchaser and the Merger Sub to the Acquired Company and the Shareholders contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date).
          (b) Covenants of the Purchaser and the Merger Sub. The Purchaser and the Merger Sub shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of each of the Purchaser and the Merger Sub shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 8.3(a) above.
          (c) Deliveries. The Purchaser and the Merger Sub will have delivered or caused to be delivered to the Acquired Company and Eisele all of the documents required by Section 9.2(b) of this Agreement.
          (d) Legal Opinion. The Acquired Company and the Shareholders shall have received an opinion of Jones Day, dated as of the Closing Date in form and substance reasonably satisfactory to the Acquired Company and its counsel substantially in the form of Exhibit I. Counsel for the Purchaser shall be entitled, in rendering its opinion as to matters of fact and not law, to rely on the due inquiry of the officers of the Purchaser with respect thereto.

ARTICLE IX
CLOSING
     Section 9.1 Time and Place of Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall be held at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309-3053 on (a) the second business day after the fulfillment or waiver of all conditions precedent set forth in Articles VIII and IX (other than the conditions to be satisfied at Closing) or (b) on such other date as the parties may agree in writing (the “Closing Date"), but in no event will the Closing be held later than September 30, 2008 (the “Outside Date”). The Closing may be effected by mail, with the Atlanta office of Jones Day as clearinghouse for signature pages of documents, delivery of which is required by Section 9.2 hereof.
     Section 9.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:
          (a) Performance by the Acquired Company and Eisele. At the Closing, the Acquired Company and Eisele shall deliver or cause to be delivered to Purchaser and the Merger Sub the following:
               (i) all certificates representing shares of the Company Stock from each Shareholder, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel;
               (ii) the certificates of the Eisele Trust, LEE and a duly authorized officer of the Acquired Company required by Section 8.2(b);
               (iii) an incumbency certificate of the Acquired Company certifying as to the names and signatures of the officers of the Acquired Company authorized to execute and deliver this Agreement, the Ancillary Agreements and the documents to be delivered hereunder and thereunder;
               (iv) an incumbency certificate of Holsum Holdings certifying as to the names and signatures of the officers of Holsum Holdings authorized to execute and deliver the Articles of Merger;
               (v) copies of the consents, approvals and waivers described in Section 8.2(d);
               (vi) certificate of good standing of the Acquired Company and Holsum Holdings as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation;
               (vii) a certificate of the Secretary or other authorized officer of the Acquired Company certifying (A) as to the Articles and Bylaws; (B) as to the due adoption by the Board of Directors of the Acquired Company and the Shareholders of resolutions authorizing the execution of this Agreement and the Ancillary Agreements and the taking of all actions necessary or advisable to consummate the transactions contemplated hereby and thereby; and (C) that no further corporate action is required to authorize the transactions contemplated by this Agreement;
               (viii) a certificate of the Secretary or other authorized officer of the Holsum Holdings certifying (A) as to the Holsum Holdings Articles and Holsum Holdings Bylaws; (B) as to the due adoption by the Board of Directors of Holsum Holdings and the Shareholders of resolutions authorizing the execution of any agreement and the taking of all actions necessary or advisable to consummate the transactions contemplated hereby and thereby; and (C) that no further corporate action is required to authorize the transactions contemplated by this Agreement;
               (ix) resignations of each director and officer of Holsum Holdings, Fast Food Services and the Acquired Company;
               (x) the Employment Agreement, duly executed by LEE;
               (xi) the Escrow Agreement, duly executed by the Representative;
               (xii) the Services Agreement, duly executed by an entity designated by Eisele;
               (xiii) the opinion of counsel described in Section 8.2(f);
               (xiv) an investment letter executed by the Shareholders substantially in the form of Exhibit D;
               (xv) the Articles of Merger duly executed by Holsum Holdings and Merger Sub;
               (xvi) the Shareholder Acknowledgement, Consent and Power of Attorney, duly executed by the Shareholders;
               (xvii) a joinder agreement to this Agreement duly executed by Holsum Holdings and each Shareholder (excluding the Eisele Trust); and
               (xviii) such other evidence of the performance of all covenants and satisfaction of all conditions required of Holsum Holdings, the Acquired Company and LEE by this Agreement, at or prior to the Closing, as the Purchaser, the Merger Sub or their counsel may reasonably require.
          (b) Performance by the Purchaser and the Merger Sub. At the Closing, the Purchaser and the Merger Sub shall deliver to the Acquired Company and the Shareholders the following:
               (i) certificates representing the Stock Consideration and the Cash Consideration, via wire transfer, to be paid at Closing pursuant to Section 2.2;

               (ii) the certificate of the duly authorized officers described in Section 8.3(b);
               (iii) the Employment Agreement, duly executed by the Acquired Company;
               (iv) the Escrow Agreement, duly executed by the Purchaser;
               (v) the Services Agreement, duly executed by the Merger Sub;
               (vi) the opinion of counsel described in Section 8.3(d);
               (vii) a certificate of the Secretary or other authorized officer of the Merger Sub certifying (A) as to the due adoption by the managers of the Merger Sub of resolutions authorizing the execution of this Agreement and the taking of all actions necessary or advisable to consummate the transactions contemplated hereby; and (B) that no further corporate action is required to authorize the transactions contemplated by this Agreement; and
               (viii) a certificate of the Secretary or other authorized officer of the Purchaser certifying as to (i) the due adoption by the Purchaser as sole member of the Merger Sub and (ii) the due adoption of the Board of Directors of the Purchaser of resolutions authorizing the execution of this Agreement and the Ancillary Agreements and the taking of all actions necessary or advisable to consummate the transactions contemplated hereby and thereby.
ARTICLE X
INDEMNIFICATION
     Section 10.1 Indemnification by Eisele.
          (a) Subject to the limitations set forth in this Article X, LEE and the Eisele Trust, jointly and severally, hereby covenant and agree that to the fullest extent permitted by Law, it shall defend, indemnify and hold harmless the Purchaser and the Merger Sub and their respective officers, directors, managers, employees, agents and Affiliates and successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”) for, from and against any and all Losses actually sustained by any of such Persons following the Closing based upon, arising out of or otherwise in respect of (i) any breach of a representation or warranty made by the Acquired Company and Eisele in Article III or in any Ancillary Agreement, agreement or instrument entered into by the Acquired Company or Eisele in connection with the Closing pursuant hereto; (ii) any breach by the Acquired Company or Eisele of any agreement or covenant contained in this Agreement, the Ancillary Agreements or in any agreement or instrument executed and delivered by the Acquired Company or Eisele in connection with the Closing; (iii) Pre-Closing Taxes to the extent not already reflected in the Final Working Capital Amount; (iv) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with the Acquired Company or Eisele or representative thereof in connection with this Agreement or any of the transactions contemplated hereby; (v) any claim by any Person in connection with the Stock Purchase Agreements; and (vi) any claim against or liability of the Purchaser arising from a Shareholder asserting appraisal or dissenters rights under applicable Law.
          (b) Except as otherwise expressly provided in Section 8.2(g), no examination, inspection or audit of the properties, financial condition or other matters of the Acquired Company and the Business conducted by the Purchaser and Merger Sub in connection with this Agreement shall in any way limit, affect or impair the ability of the Purchaser and Merger Sub to rely on the representations, warranties, covenants and agreements made by the Shareholders and the Acquired Company that are contained in this Agreement, the Schedules and Exhibits hereto and the Ancillary Agreements.
          (c) In determining whether any Losses have occurred due to any breach of any representation or warranty of LEE, the Eisele Trust, the Acquired Company or Holsum Holdings set forth in this Agreement, the terms “material” and “Material Adverse Effect” and any other express qualification based upon materiality shall be disregarded and given no effect; provided that no breach of any representation or warranty herein shall be deemed to have resulted in any Loss except to the extent that the Loss shall exceed $5,000.
     Section 10.2 Indemnification by Purchaser. Subject to the limitations set forth in this Article X, the Purchaser hereby covenants and agrees that, to the fullest extent permitted by Law, it shall defend, indemnify and hold harmless Acquired Company, LEE and the Shareholders, and their respective officers, directors, managers, employees, agents and Affiliates and successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) for, from and against any and all Losses actually sustained by any of such Persons following the Closing resulting from:
          (a) any breach of a representation or warranty made by the Purchaser in Article V or in any agreement or instrument entered into by the Purchaser in connection with the Closing pursuant hereto;
          (b) any breach by the Purchaser of any agreement or covenant contained in this Agreement or in any agreement or instrument executed and delivered by the Purchaser in connection with the Closing; and/or
          (c) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with the Purchaser or any Affiliate or representative thereof in connection with this Agreement or any of the transactions contemplated hereby.
     Section 10.3 Notice and Opportunity to Defend.
          (a) Notice of Asserted Liability. As soon as is reasonably practicable after a Purchaser Indemnified Party or Seller Indemnified Party (as applicable under the circumstances, the Purchaser Indemnified Party or Seller Indemnified Party, the “Indemnified Party”) becomes aware of any claim that it has under Section 10.1 or Section 10.2 hereof that may result in a Loss (a “Liability Claim”), it shall give notice thereof (a “Claims Notice”) to either LEE or the Purchaser and Merger Sub as may be applicable under the circumstances (as applicable under the circumstances, Eisele or the Purchaser and Merger Sub, the “Indemnifying Party”). A

Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.3(a) shall adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.
          (b) Opportunity to Defend. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim of any Person other than a Purchaser Indemnified Party or a Seller Indemnified Party in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (ii) the Liability Claim solely seeks (and continues to seek) monetary damages; and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Liability Claim (as finally determined pursuant to the provisions of this Article X) in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iii) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 10.3(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 10.3(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) any of the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party. The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party, in its discretion exercised in good faith and upon advice of counsel, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

     Section 10.4 Survivability; Limitations.
          (a) The representations and warranties of the Acquired Company, Eisele and the Purchaser contained in this Agreement or in any Ancillary Agreement shall survive for a period ending eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that (i) the expiration date for any Liability Claim relating to a breach of the representations and warranties set forth in Section 3.1 (Organization), Section 5.1 (Organization), Section 3.2 (Authorization; Validity; Execution and Delivery; Enforceability), Section 5.2 (Authorization; Validity; Execution and Delivery; Enforceability), Section 3.5 (Capital Structure), Section 3.8 (Taxes), Section 3.24 (Brokers; Expenses), and Section 5.7 (Brokers; Expenses) shall be the expiration of the applicable statute of limitations; (ii) the expiration period for any Liability Claim relating to a breach or violation of Section 3.17 (Benefit Plans) or Section 3.20 (Environmental Matters) shall be a period of forty-two (42) months after the Closing Date; and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.3 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of Eisele contained in this Agreement shall survive after the Closing Date in accordance with their respective terms.
          (b) Notwithstanding anything in this Agreement to the contrary, in no event shall Eisele have any liability for Losses arising under Section 10.1(a) until the aggregate of all such Losses for which indemnification is sought therefor exceeds Seven Hundred Ninety Five Thousand Dollars ($795,000.00) (the “Threshold Amount”), after which the Purchaser shall be entitled to be fully indemnified for all Losses exceeding the Threshold Amount, subject to the Cap (as defined below). Eisele’s aggregate liability for all Losses under Section 10.1(a) shall be limited to Twenty Five Million Dollars ($25,000,000.00) (the “Cap”).
          (c) Notwithstanding the foregoing, Losses arising pursuant to any matter constituting fraud under applicable Law by the Acquired Company or Eisele and any Liability Claim related to Section 10.1(a)(v) or Section 10.1(a)(vi) shall not be subject to the Threshold Amount or the Cap.
          (d) Notwithstanding anything to the contrary contained in this Article X, any indemnification obligations of Eisele to the Purchaser shall be satisfied in the following order until the full amount of such claim has been recovered: (i) the Purchaser shall make a claim pursuant to the terms of the Escrow Agreement against that amount of the Escrow Fund, if any, that is not the subject of a previous claim by the Purchaser and (ii) in the event the amount of the Escrow Fund not subject to previous claims by the Purchaser is insufficient to satisfy its claim, the Purchaser shall seek to collect payment directly from Eisele to recover the amount of such claim (or lesser portion thereof which remains unpaid pursuant to clause (i) above), subject to the Cap. Eisele shall make such payment in cash.
          (e) The Indemnified Parties shall not be entitled to recover pursuant to Section 10.1 or Section 10.2 hereof to the extent the subject matter of the claim is covered by insurance (including title insurance) held by the Acquired Company, but only to the extent that such insurance actually pays benefits to, or on behalf of, the Indemnified Parties or the Acquired Company.

          (f) The indemnification obligations of the parties hereto pursuant to this Article X shall be limited to actual Losses and shall not include consequential, punitive, special or loss of opportunity Losses, except to the extent any such consequential, punitive, special or loss of opportunity Losses are part of a Liability Claim made against an Indemnified Party.
          (g) Each Indemnified Party shall take and shall cause their respective Affiliates to take all reasonable steps to mitigate and otherwise minimize any Loss to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Loss.
     Section 10.5 Exclusive Remedy. Except as specifically set forth in this Agreement or in the case of fraud, the indemnification rights provided in this Article X shall be the sole and exclusive remedy available to the parties hereto for any and all Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any of the Ancillary Agreements hereto, or any right, claim or action arising from the transactions contemplated hereby (and each party hereby waives and releases, to the fullest extent that it may do so, any other right or remedy that may arise under any Law); provided that the provisions of this Section 10.4 shall not preclude any party from bringing an action for specific performance, or any other equitable remedy to require any other party to perform its obligations under this Agreement or any Ancillary Agreement hereto.
ARTICLE XI
TERMINATION
     Section 11.1 Method of Termination. This Agreement may be terminated or abandoned only as follows:
          (a) by the mutual written consent of the Acquired Company and the Purchaser;
          (b) by the Acquired Company or the Purchaser:
               (i) if the transactions contemplated hereby are not consummated on or before the Outside Date, unless the failure of consummation is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or
               (ii) if any Governmental Authority issues an Order permanently enjoining, restraining or otherwise prohibiting the consummation and such Order shall have become final and nonappealable;
          (c) by the Purchaser, if any condition to the obligation of such party to consummate the transactions contemplated hereby set forth in Section 8.2 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by the Purchaser; or
          (d) by the Acquired Company, if any condition to the obligation of such party to consummate the transactions contemplated hereby set forth in Section 8.3 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by the Acquired Company.
     Section 11.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its respective officers, directors, managers, employees, agents, representatives, members or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder, except for willful and material breaches of this Agreement prior to the time of such termination, for which the non-breaching party shall retain any and all rights and remedies, whether at law or in equity. The obligations provided for in this Section 11.2 and Sections 7.11, 11.1, 12.1, 12.10, 12.11, 12.12 and 12.13 shall survive any such termination.
ARTICLE XII
GENERAL PROVISIONS
     Section 12.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

(a)	If to the Acquired Company or Eisele:

Lloyd Edward Eisele, Jr.
Holsum Bakery, Inc.
2322 West Lincoln
Phoenix, AZ 85009

with a copy to:

Matthew P. Feeney, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St., 10th Floor
Phoenix, AZ 85004
Facsimile: (602) 382-6070

(b)	If to the Purchaser or the Merger Sub:

Attention: Stephen R. Avera, Esq.
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
Facsimile: (229) 225-5426

with a copy to:

Sterling A. Spainhour, Jr., Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Facsimile: (404) 581-8330
          (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.
     Section 12.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.
     Section 12.3 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. Except to the extent paid by the Acquired Company before Closing or otherwise covered in the Working Capital adjustment pursuant to Section 2.7, all such fees and expenses of the Acquired Company shall be borne by the Shareholders.
     Section 12.4 No Third Party Beneficiaries. Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, and the other Purchaser Indemnified Parties and Seller Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.
     Section 12.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     Section 12.6 Binding Effect. Except as provided in Section 12.4, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
     Section 12.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.
     Section 12.8 Schedules. The Schedules referred to herein shall be construed as an integral part of this Agreement; provided, however, nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein. The Schedules correspond to the applicable sections of this Agreement. A particular schedule relates only to the representation and warranty of this Agreement to which it corresponds and not to any other representation or warranty, and items in the Schedules shall be deemed disclosed in accordance with this Agreement only in connection with the representation or warranty to which it is explicitly referenced. Further, inclusion of any item on any Schedule shall not constitute, or be deemed to be, an admission to any third party concerning such item.
     Section 12.9 Entire Agreement; Amendments. This Agreement (together with the Schedules and Exhibits hereto and the Ancillary Agreements) constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.
     Section 12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without regard to principles of conflicts of law.
     Section 12.11 Dispute Resolution.
          (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives representing Purchaser and the Representative shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party’s notice, or if the parties fail to meet within twenty (20) days, either Purchaser or the Representative may initiate mediation of the controversy or claim as provided hereinafter.
          (b) If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 12.11 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence.
          (c) If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation for Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral third party, they will seek the assistance of CPR in the selection process.
          (d) Any dispute arising out of or relating to this Agreement which has not been resolved by non-binding means as provided herein within sixty (60) days of the initiation of mediation as contemplated in Section 12.11(c), such procedure may only be heard, adjudicated and determined in an action or proceeding filed in accordance with Sections 12.12 and 12.13 of the Agreement.
     Section 12.12 Jurisdiction. In the event Section 12.11 does not apply, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Phoenix, Arizona, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.
     Section 12.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH ANY OF THEM MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS EXPRESSLY REFERENCED HEREIN. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF THE PARTIES HERETO, AND EACH SUCH PARTY HEREBY REPRESENTS THAT NO REPRESENTATION OF FACT OR OPINION HAS BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO, IN ANY WAY, MODIFY OR NULLIFY ITS EFFECT. EACH PARTY HERETO FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
     Section 12.14 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

     Section 12.15 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules and Exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, Schedules or Exhibits are to the sections, articles, Schedules and Exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.
     Section 12.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 12.17 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.
     Section 12.18 Time of Essence. Time is of the essence in this Agreement.
[Signatures On Following Page]

     IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

FLOWERS FOODS, INC. “Purchaser”

By: Name:	/s/ George E. Deese George E. Deese
Title:	Chairman of the Board, President and Chief Executive Officer

PEACHTREE ACQUISITION CO., LLC “Merger Sub”

By: Name:	/s/ George E. Deese George E. Deese
Title:	President

HOLSUM BAKERY, INC. “Acquired Company”

By: Name:	/s/ Lloyd Edward Eisele, Jr. Lloyd Edward Eisele, Jr.
Title:	President

LLOYD EDWARD EISELE, JR. “LEE”

/s/ Lloyd Edward Eisele, Jr.

Name:	Lloyd Edward Eisele, Jr.

Lloyd Edward Eisele, Jr., Trustee of the Lloyd Edward Eisele, Jr. Revocable Trust U/D/T Dated March 6, 1996, as Amended The “EISELE TRUST”

By: Name:	/s/ Lloyd Edward Eisele, Jr. Lloyd Edward Eisele, Jr.
Title:	Trustee
[Signature Page to Agreement and Plan of Merger]